 SEC File # 000-52958

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Initial Filing

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MOBILE DATA CORP.
(Exact name of registrant as specified in its charter)

Nevada	5734	00-0000000
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

2033 Gateway Place, 5th Floor
San Jose, California
95110
Telephone/Fax: 408-459-0916

(Address, including zip code, and telephone number,
including area code, of Registrant’s principal executive offices)

Agent for Service:

Steven Cozine
Mobile Data Corp.
2033 Gateway Place, 5th Floor
San Jose, California
95110
Telephone/Fax: 408-459-0916
(Name, address, including zip code, and telephone
number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:	[X]
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

[ ]
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

[ ]
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

[ ]
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company in Rule 12b-2 of the Exchange Act.

Larger accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [ X ]

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CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount to be registered	Proposed Maximum Offering Price per share [1]	Proposed Maximum Aggregate Offering Price [1]	Amount of Registration Fee
Shares of common stock ($0.001 par value), to be registered by issuer	3,000,000 shares	$0.12	$360,000	$25.67
Shares of common stock ($0.001 par value), to be registered by selling stockholders	6,075,628 shares	$0.12	$729,075.36	$51.98
Total	-	-	$1,089,075.36	$77.65

[1] Estimated in accordance with Rule 457(c) solely for the purpose of calculating the registration fee based on a bona fide estimate of the maximum offering price.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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The information in this prospectus is not complete and may be changed. Mobile and the selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion
Dated *, 2010

Prospectus

MOBILE DATA CORP.

3,000,000 shares of common stock

and

6,075,628 shares of common stock

Mobile Data Corp. (“Mobile”) is offering up to 3,000,000 shares of common stock on a self underwritten basis.  The offering price is $0.12 per share and the maximum amount to be raised is $360,000.  Mobile intends to offer up to a maximum of 3,000,000 shares through its officers and directors to investors, outside the United States.  There will be no underwriter or broker/dealer involved in the transaction and there will be no commissions paid to any individuals from the proceeds of this sale.

The offering by Mobile is being conducted on a best efforts basis.  There is no minimum number of shares required to be sold by Mobile.  All proceeds from the sale of these shares will be delivered directly to Mobile and will not be deposited in any escrow account.  If the entire 3,000,000 shares of common stock are sold, Mobile will receive gross proceeds of $360,000 before expenses of approximately $27,000.  Mobile plans to complete or terminate this offering by April 30, 2011.  No assurance can be given on the number of shares Mobile will sell or even if Mobile will be able to sell any shares.

In addition, this prospectus relates to the resale of up to 6,075,628 shares of common stock by selling stockholders.  The selling stockholders can sell their shares at prevailing market prices or privately negotiated prices.  Mobile will not receive any proceeds from the sale of the shares of common stock by the selling stockholders.  However, Mobile will pay for the expenses of this offering and the selling stockholders’ offering, except for any selling stockholder’s legal or accounting costs or commissions.

This investment involves a high degree of risk.  See “Risk Factors” beginning on page 7 for a discussion of certain risk factors and uncertainties you should carefully consider before making a decision to purchase any shares of Mobile’s common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

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You should rely only on the information contained in this prospectus. Mobile has not authorized anyone to provide you with information different from that contained in this prospectus.  Mobile and the selling stockholders are offering to sell shares of Mobile’s common stock and seeking offers to buy shares of Mobile’s common stock only in jurisdictions where such offers and sales are permitted.  You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus.  Mobile’s business, financial condition, results of operations and prospects may have changed since that date.

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Prospectus Summary

The following summary is a shortened version of more detailed information, exhibits and financial statements appearing elsewhere in this prospectus.  Prospective investors are urged to read this prospectus in its entirety.

Mobile is a development stage company engaged in the development and commercial sales mobile data technology for Smartphones (the “Technology”), also known as MDC GPS technology, that can run on GPS enabled Smartphones software. The Technology is a software application that will run in the background and will collect and transmit location data to a server.  Server applications will include location monitoring of vehicles, children and members of social networking groups.

The focus of the research and development of the Technology has been on developing a software system whereby a GPS enabled smartphone will send location-based information to a server. The server will receive and store this location-based information and web applications on the server can be developed to provide various consumer and business web services.  Mobile has targeted BlackBerry devices initially but intends to broaden support to other GPS enabled smartphones including the Apple iPhone, Google Andriod devices and possibly Palm Pre and Motorola iDen devices.

During the next 12 months, Mobile will continue to expand the Technology to make it compatible with all smartphones. Mobile also plans to start Phase 2 of its business plan which will include an aggressive marketing campaign designed to increase consumer awareness of its core product, the MDCTracker, as well other smartphone applications currently in the beta testing phase.  In Phase 2, Mobile plans to (1) hire personnel for sales, marketing and customer service, (2) create a marketing strategy for the Technology and its products, and (3) implement its marketing strategy on its target market.

Mobile has budgeted approximately $250,000 for this phase and expects it to take three to six months to complete with completion expected within the final three months of 2011..

The accompanying financial statements have been prepared assuming Mobile will continue as a going concern.  As discussed in Note 1 to the financial statements, Mobile has not generated any cash flow from operations and has accumulated losses since inception.  These factors raise substantial doubt about Mobile’s ability to continue as a going concern.  Mobile is in the development stage of its business and to date has not generated any revenue.  In a development stage company, management devotes most of its activities to the research and development of its products.  The financial statements have been prepared on a going concern basis, which implies that Mobile will continue to realize its assets and discharge its liabilities in the normal course of business.  Mobile is unlikely to pay dividends or generate significant earnings in the immediate or foreseeable future.  There is no guarantee that Mobile will be able to raise any equity financing or generate profitable operations. As of July 31, 2010, Mobile has accumulated losses of $710,792 since inception.  These factors raise substantial doubt regarding Mobile’s ability to continue as a going concern.

To date Mobile has raised $396,809 via offerings and shares for debt completed between July 2006 and November 2010.  The following table summarizes the date of offering, the price per share paid, the number of shares sold, and the amount raised for these five offerings.

Closing Date of Offering	Price Per Share Paid	Number of Shares Sold	Amount Raised
14 July 2006	$0.001	3,000,000	$3,000
14 July 2006	$0.0056	4,250,000	$23,800
23 January 2008	$0.50	40,000	$20,000
23 November 2009 (1)	$0.01	1,900,900	$19,009
17 November 2010 (1)	$0.05	5,120,000	$256,000
17 November 2010 (1)	$0.11	181,818	$20,000
17 November 2010 (1)	$0.08	250,000	$20,000
17 November 2010 (1)	$0.07	357,143	$25,000
17 November 2010 (1)	$0.06	166,667	$10,000

(1)  Shares issued for settlement of debt owed on various convertible promissory notes.

Name, Address, and Telephone Number of Registrant

Mobile Data Corp.
2033 Gateway Place, 5th Floor
San Jose, California
95110

Tel:  408-459-0916

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The Offering

The following is a brief summary of this offering.

Securities being offered to new and current investors:	Up to a maximum of 3,000,000 shares of common stock with no minimum purchase.
Securities being offered by selling stockholders:	6,075,628 shares of common stock (These shares are being registered by Mobile for resale on behalf of existing stockholders.)
Offering price:	$0.12 per share
Offering period:	The shares are being offered until April 30, 2011.
Net proceeds to Mobile (assuming that all shares are sold):	Up to a maximum of $333,000
Use of proceeds:	To fund product development and marketing of its smartphone technology, pay accounts payable, pay for offering expenses, and fund ongoing operations..
Number of shares outstanding before the offering:	30,016,528
Number of shares outstanding after the offering (assuming that all shares are sold):	33,016,528

Summary Financial Information

The tables and information below are derived from Mobile’s audited financial statements for the years-ended July 31, 2010 and 2009.  Mobile had a working capital deficit of $265,508 and $209,947 as at July 31, 2010 and July 31, 2009 respectively.

Financial Summary	July 31, 2010 (audited) $	July 31, 2009 (audited) $
Cash	8,759	1,665
Total Assets	69,801	5,685
Total Liabilities	338,309	210,632
Total Stockholder’s Deficit	268,508	204,947

Statement of Operations	Accumulated From July 13, 2005 (Date of Inception) to July 31, 2010 $	For the Year Ended July 31, 2010 $	For the Year Ended July 31, 2009 $
Revenue	−	−	−
Net Loss For the Period	710,792	335,292	163,490
Net Loss per Share		0.01	0.01

The book value of Mobile’s outstanding common stock is $(0.01121) per share as at July 31, 2010.

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Risk Factors

An investment in the common stock of Mobile involves a number of very significant risks.  You should carefully consider the following known material risks and uncertainties in addition to other information in this prospectus in evaluating Mobile and its business before purchasing shares of Mobile‘s common stock.  Mobile’s business, operating results and financial condition could be seriously harmed due to any of the following known material risks.  Additional risks not presently known to Mobile may also impair its business operations.  You could lose all or part of your investment due to any of these risks.

Risks associated with Mobile’s business:

1.
 Mobile has incurred significant operating losses since inception and expects the losses will continue into the future.  If the losses continue Mobile will have to suspend operations or cease operations.

Mobile has no operating history upon which an evaluation of its future success or failure can be made.  Mobile has incurred significant operating losses since inception and has limited financial resources to support it until such time that it is able to generate positive cash flow from operations.  Mobile’s net loss from inception to July 31, 2010 was $710,792.   See “Management Discussion and Analysis” on page 42 for more details.

Mobile’s ability to achieve and maintain profitability and positive cash flow is dependent upon its ability to (1) develop its technology, (2) generate revenues from its planned business operations, and (3) reduce research and development costs.   Based upon current plans, Mobile expects to incur operating losses in future periods.  This will happen because there are expenses associated with the research and development of any technology to be identified and acquired in the future.  Mobile cannot guarantee that it will be successful in generating revenues in the future.   Failure to generate revenues may cause Mobile to suspend or cease operations.

2.      Mobile may not be able to continue as a going concern.

Mobile’s independent auditors’ report on its financial statements as of July 31, 2010 includes an explanatory paragraph expressing substantial doubt about Mobile’s ability to continue as a going concern.  As a result of this going concern modification in Mobile’s auditor’s report on its financial statements, Mobile may have a difficult time obtaining significant additional financing.  If Mobile is unable to secure significant additional financing, Mobile may be obligated to seek protection under the bankruptcy laws and its stockholders may lose their investment.  For additional explanation regarding management’s plans see Footnote #1 to the audited financial statements attached to this registration statement.

3.	Mobile does not have sufficient funds to complete each phase of its proposed plan of operation and as a result may have to suspend operations.

Each of the phases of Mobile’s plan of operation is limited and restricted by the amount of working capital that Mobile has and is able to raise from financings and generate from business operations.  Mobile currently does not have sufficient funds to complete each phase of its proposed plan of operation and management expects that Mobile will not satisfy its cash requirements for the next 12 months.  As a result, Mobile may have to suspend or cease its operations on one or more phases of its proposed plan of operation.  As of July 31, 2010, Mobile had $8,759 in cash.

Until Mobile is able to generate any consistent and significant revenue it will be required to raise the required funds by way of equity or debt financing.  Mobile intends to finance its plan of operation with private loans and equity financing initially and then with revenues generated from its business operations.  If Mobile cannot raise the funds necessary to proceed it may have to suspend operations until it has sufficient capital.

4.
As Mobile will outsource the research and development of its technology, and Mobile will be dependent upon those developers to develop Mobile’s products in a timely and cost-efficient manner while maintaining a minimum level of quality.

Because Mobile will rely on independent developers to develop its technology, Mobile’s sales and profitability may be adversely affected if those independent developers fail to meet pricing, product quality and timeliness requirements.  To date, Mobile has not entered into any agreements with any independent developers.

Mobile is looking for opportunities to provide essential business services in a more cost-effective manner.  In some cases, this will require the outsourcing of functions or parts of functions that can be performed more effectively by external service providers.  These include certain research and development functions.  While management will conduct the appropriate due diligence before entering into any agreement with any outsourcing entities, the failure of one or more entities to provide the expected services, provide them on a timely basis, or to provide them at the prices management expects or requires may have a material adverse effect on Mobile’s results of operations or financial condition.

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5.	Mobile’s success depends on significantly increasing the number of end users that purchase its Technology for use on the end users’ smartphones.

Mobile’s revenue will be derived almost exclusively from one-time fees that Mobile receives from end users who purchase one of Mobile’s applications on a stand alone basis or in a bundle with other applications.  Depending on the application begin provided or sold, Mobile will receive revenue per end user as a fixed fee.  To date, a relatively small number of end users have subscribed for Technology in connection with the applications compared to the total number of smartphone users.  Mobile’s short term success depends heavily on achieving significantly increased subscriber adoption of its Technology either through stand alone subscriptions or as part of an app bundle.  Mobile’s success also depends on achieving widespread deployment of the Technology by attracting and retaining additional smartphone partners.  The use of the Technology will depend on the pricing and quality of the apps to be provided or sold to the end user, subscriber demand for those apps, which may vary by market, as well as the level of subscriber turnover experienced by smartphone providers.  If subscriber turnover increases more than management anticipates, Mobile’s financial results could be adversely affected.

6.    Smartphone providers on which Mobile’s Technology is used may change the terms by which the Technology is used on their smartphones, which could result in increased end user turnover, lower revenue and adverse effects on our business..

If the smartphone providers on which Mobile’s Technology is to be used changes the terms of use or eliminates the ability to use Mobile’s Technology on the smartphone Mobile could lose end users as they would no longer be able to use Mobile’s Technology on their smartphone.  In addition, Mobile could be required to change its fee structure to retain end users, which could negatively affect Mobile’s gross margins.  The smartphone providers may also seek to reduce the monthly fees per subscriber that they pay us if subscribers do not use Mobile’s Technology as often as the smartphone providers expect or for any other reason in order to reduce their costs.  The smartphone providers may also decide to raise prices, impose usage caps or fees, or discontinue certain application bundles, which could cause our end users who use Mobile’s Technology through those bundles to move to a less expensive plan that does not include Mobile’s Technology or terminate their relationship with smartphone provider.  If imposed, these pricing changes or usage restrictions could make Mobile’s Technology less attractive and could result in current end users abandoning Mobile’s Technology.  If end user turnover increased, the number of Mobile’s end users and Mobile’s revenue would decrease and its business would be harmed..

7.	Mobile’s ability to increase or maintain its end user base and revenue will be impaired if smartphone providers do not allow Mobile to customize its Technology for their new devices.

Mobile typically delivers the Technology through client software that has been customized to work with a given smartphone’s operating system, features and form factors.  Smartphone providers often insist that smartphone manufacturers permit Mobile to customize Mobile’s client software for their devices in order to provide the end user with a positive experience.  Smartphone providers may enter into agreements with other providers of the same or similar application for new or popular smartphones.  For this reason or others, some smatrphone providers may refuse to permit Mobile to access preproduction models of their smartphones or the smartphone providers may offer a competing application.  If smartphone providers do not permit Mobile to customize its client software and preload it on those sartphones, Mobile may have difficulty attracting end users because of poor user experiences or an inconvenient provisioning process.  If Mobile is unable to provide seamless provisioning or end users cancel their subscriptions to Mobile’s Technology because they have poor experiences, Mobile’s business may be harmed.

8.	Mobile may not be able to enhance its Technology to keep pace with technological and market developments, or develop new technology in a timely manner or at competitive prices.

The market for smartphone applications is emerging and is characterized by rapid technological change, evolving industry standards, frequent new product introductions and short product life cycles.  To keep pace with technological developments, satisfy increasing customer requirements and achieve product acceptance, Mobile’s future success depends upon its ability to enhance its current Technology and to continue to develop and introduce new technology and enhanced performance features and functionality on a timely basis at competitive prices.  Mobile’s inability, for technological or other reasons, to enhance, develop, introduce or deliver compelling technology in a timely manner, or at all, in response to changing market conditions, technologies or consumer expectations could have a material adverse effect on Mobile’s operating results or could result in its Technology becoming obsolete.  Mobile’s ability to compete successfully will depend in large measure on its ability to maintain a technically skilled development and engineering team and to adapt to technological changes and advances in the industry, including providing for the continued compatibility of its Technology with evolving industry standards and protocols and competitive network operating environments.  Development and delivery schedules for newly developed technology are difficult to predict.  Mobile in the past, and may in the future, failed to deliver new versions of its Technology in a timely fashion.  If new releases of Mobile’s Technology are delayed or not preloaded on smartphones upon their initial commercial release, the smartphone providers may curtail their efforts to market and promote Mobile’s Technology and end users may switch to competing products or services, any of which would result in a delay or loss of revenue and could harm Mobile’s business.  In addition, Mobile cannot provide any assurance that the technology it develops will be brought to market as quickly as anticipated or that the technology will achieve broad acceptance among wireless carriers or consumers.

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9.	Mobile’s profitability may decline as it expands into other product and service areas and Mobile may be unable to recoup its investments.

Mobile will initially receive a substantial majority of its revenue from a one-time fee for its products and services to be paid by end-users.  In addition, Mobile may enter other markets for its Technology and may be required to adopt pricing models other than a one-time fee for products or services and may incur cost of revenue substantially different than that which it has experienced historically.  These different pricing models and increased costs of revenue may result in declines in Mobile’s gross margins.  Mobile has limited experience in selling products and services outside of the wireless carrier application platform or application stores.  As Mobile expands into new product and service areas, such as commercial vehicle tracking applications as well as live smartphone streaming video technology, Mobile may not be able to compete effectively with existing market participants and may not be able to realize a positive return on the investment it makes in these new products or services.  If Mobile’s introduction of a new product or service is not successful or if Mobile is not able to achieve the revenue or margins expected by management, Mobile’s operating results may be harmed and may not recover its product development and marketing expenditures.

10.	If Mobile is unable to develop or modify its Technology for new smartphone providers, Mobile’s revenue growth may be adversely affected and its net income could decline.

If Mobile does not develop or modify its Technology for new smartphone providers and increase the number of end users who use Mobile’s Technology on smartphones, Mobile may not be able to increase its revenue in the longer term.  Mobile’s sales and marketing efforts may not be successful in establishing relationships with new smartphone providers.  If Mobile fails to develop or modify its Technology to attract new smartphone providers and new subscribers or its new technology is not successful, Mobile may be unable to increase its revenue and its operating results may be adversely affected.

Risks associated with Mobile’s industry:

11.	New entrants and the introduction of other similar applications in the smartphone market may harm Mobile’s competitive position.

The markets for development, distribution and sale of smartphone applications are rapidly evolving.  New entrants seeking to gain market share by introducing new technology and new applications may make it more difficult for Mobile to sell its Technology, and could create increased pricing pressure, reduced profit margins, increased sales and marketing expenses or the loss of market share or expected market share, any of which may significantly harm Mobile’s business, operating results and financial condition.   Historically wireless carriers controlled provisioning and access to the applications that could be used on smartphones connected to their networks.  Recently, end-users have been able to download applications from individual provider websites and to select from a menu of applications.  Increased competition from providers of applications that do not rely on a wireless carrier may result in fewer wireless carrier subscribers electing to purchase their wireless carrier’s branded application, which could harm Mobile’s business and revenue.  In addition, these applications may be offered for free or on a one time fee basis, which could force Mobile to reduce monthly subscription fees or migrate to a one time fee model to remain competitive.  Mobile may also lose end-users if these competitors deliver their products without charge to the consumer by generating revenue from advertising or as part of other applications or services.  Finally, Mobile may not be successful at generating revenue from its Technology if end users believe that free services are comparable or adequate.

12.                      Mobile faces significant competition in the smartphone industry and failure to successfully compete in the smartphone industry with established companies may result in Mobile’s inability to continue with its business operations.

There are other companies that provide similar products and services.  Management expects competition in this market to increase significantly as new companies enter the market and current competitors expand their products and services.  Mobile’s competitors may develop or offer technology or products that are better than Mobile’s or that achieve greater market acceptance.  It is also possible that new competitors may emerge and acquire significant market share.  Competitive pressures created by any one of these companies, or by Mobile’s competitors collectively, could have a negative impact on Mobile’s business, results of operations and financial condition and as a result, Mobile may not be able to continue with its business operations. In addition, if Mobile is unable to develop and introduce new or enhanced products and services quickly enough to respond to market or user requirements or to comply with emerging industry standards, or if these products do not achieve market acceptance, Mobile may not be able to compete effectively.

Some of Mobile’s competitors offer their services for free, which could make it difficult for Mobile to acquire and retain end users. For example, Brands Emotion e.K. offers beGps, GPS Tracker offers a similar product to Mobile’s for $3.99, and Instamapper offers a GPS tracker product for free.  Many of Mobile’s competitors have greater name recognition, larger customer bases and significantly greater financial, technical, marketing, public relations, sales, distribution and other resources than Mobile.  Some of Mobile’s competitors’ and its potential competitors’ advantages over Mobile, either globally or in particular geographic markets, include the following:  (a) the provision of their services at no or low cost to consumers; (b) significantly greater revenue and financial resources; (c) stronger brand and consumer recognition regionally or worldwide; (d) the capacity to leverage their marketing expenditures across a broader portfolio of mobile and non-mobile products; (e) access to core technology and intellectual property, including more extensive patent portfolios; (f) access to custom or proprietary content; (g) quicker pace of innovation; (h) stronger wireless carrier relationships; (i) greater resources to make and integrate acquisitions; (j) lower labor and development costs; and (k) broader global distribution and presence.

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13.	The failure of smartphone providers to keep pace with technological and market developments in smartphone design may negatively affect the demand for Mobile’s Technology.

Mobile develops its Technology to run on various smartphones.  Mobile’s future success will depend on these smartphone providers’ ability to design and manufacture smartphones that meet the demands of subscribers.  If Mobile does not modify its Technology to be compatible with new smartphones in a timely and efficient manner before the initial commercial launch of the smartphone, Mobile’s subscription rates will suffer.  In addition, if Mobile’s subscribers select smartphones that are incompatible with Mobile’s Technology, Mobile will incur additional time and expenses to further modify its Technology to those smartphones, which may cause Mobile to incur unanticipated operating expenses and miss product launch windows.  Because of short product life cycles in the wireless communications industry, if Mobile fails to integrate its Technology on a smartphone prior to its commercial launch or if it is preloaded with a competitor’s technology, Mobile may lose a substantial opportunity to gain end users who purchase that device and its revenue may suffer.

14.	Changes in government regulation of the wireless communications industry may adversely affect Mobile’s business.

Currently, other than business and operations licenses applicable to most commercial ventures, Mobile is not required to obtain any governmental approval for its business operations.  However, there can be no assurance that current or new laws or regulations will not, in the future, impose additional fees and taxes on Mobile and its business operations.

It is possible that a number of laws and regulations may be adopted in the United States and elsewhere that could restrict the wireless communications industry, including laws and regulations regarding lawful interception of personal data, use of smartphones while driving, privacy, taxation, content suitability, copyright and antitrust.  Management anticipates that regulation of the industry will increase and that Mobile will be required to devote legal and other resources to address this regulation.  Changes in current laws or regulations or the imposition of new laws and regulations in the United States or elsewhere regarding the wireless communications industries may lessen the growth of wireless communications services and may adversely impact on the financial results of Mobile’s business operations.

15.	Mobile may be subject to legal proceedings involving its technology that could result in substantial costs and which could materially harm Mobile’s business operations.

From time to time, Mobile may be subject to legal proceedings and claims in the ordinary course of its business, including claims of alleged infringement of the trademarks and other intellectual property rights of third parties by Mobile.  These types of claims could result in increased costs of doing business through legal expenses, adverse judgments or settlements or require Mobile to change its business practices in expensive ways.  Additional litigation may be necessary in the future to enforce Mobile’s technology rights, to protect its trade secrets or to determine the validity and scope of the proprietary rights of others.  Any litigation, regardless of outcome or merit, could result in substantial costs and diversion of management and technical resources, any of which could materially harm Mobile’s business.

16.	Mobile may not be able to attract and retain qualified personnel necessary for the development of its technology and implementation of its proposed plan of operations.

Mobile’s future success depends largely upon the continued service of its board members, executive officers and other key personnel.  Mobile’s success also depends on its ability to continue to attract, retain and motivate qualified personnel.  Key personnel represent a significant asset, and the competition for these personnel is intense in the smartphone industry.

Mobile may have particular difficulty attracting and retaining key personnel in initial phases of its proposed plan of operations.  Mobile does not maintain key person life insurance on any of its personnel.  The loss of one or more of its key employees or its inability to attract, retain and motivate qualified personnel could negatively impact Mobile’s ability to complete any proposed phase of its plan of operations.

17.
Mobile’s management lacks any formal training or experience in operating a wholesale or retail business, and as a result management may make mistakes, which could have a negative impact on Mobile’s business operations.

Mobile’s management is inexperienced in researching and developing technology.  Management has no direct training or experience in these areas and, as a result, may not be fully aware of all of the specific requirements related to working within this industry.  Management’s decisions and choices may not take into account standard managerial approaches technology companies commonly use.  Consequently, Mobile’s operations, earnings, and ultimate financial success could suffer irreparable harm due to management’s lack of experience in this industry.  As a result, Mobile may have to suspend or cease operations and Mobile’s business operations may be negatively impacted.

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Risks associated with Mobile:

18.
This offering is on a best efforts basis with no minimum amount required to be raised and as a result Mobile can accept your investment funds at anytime without any other investment funds being raised.

There is no minimum amount required to be raised before Mobile can accept your investment funds.  As the offering is based on a best effort with no stated minimum and, as a result, investment funds will not be placed in an escrow account pending the attainment of a minimum amount of proceeds.  Once your investment funds have been accepted by Mobile, there will be no obligation to return your investment funds even though no other investment funds are raised.

19.	Any sale of a significant amount of Mobile’s shares of common stock into the public market may depress Mobile’s stock price.

Belkis Jimenez Rivero, a director and officer of Mobile, currently owns 5,900,900 shares of common stock, which represent 19.7% of the 30,016,528 issued and outstanding shares of common stock of Mobile.  All of Ms. Jimenez Rivero’s shares are restricted from trading.  Ms. Jimenez Rivero is not registering any of her shares for resale in this registration and none of her shares have been previously registered for resale by Ms. Jimenez Rivero as a selling stockholder.  Currently, there are 17,000,000 shares of common stock of Mobile that are freely tradeable and 6,940,900 shares of common stock that are subject to Rule 144.  The remaining 6,075,628 shares of common stock are restricted from trading.  If all the shares offered are subscribed for, there will be 33,016,528 shares of common stock outstanding, of which 23,075,628 shares of common stock will be free trading, including the 6,075,628 shares of common stock being offered by the selling stockholders in this registration statement.

Ms. Jimenez Rivero may sell in the future, large amounts of common stock into the public market over relatively short periods of time subject to Rule 144.  Any sale of a substantial amount of Mobile’s common stock in the public market by Ms. Jimenez Rivero may adversely affect the market price of Mobile’s common stock.  Such sales could create public perception of difficulties or problems with Mobile’s business and may depress Mobile’s stock price.

The selling stockholders are offering 6,075,628 shares of Mobile’s common stock through this prospectus.  These shares may be sold at a price below the current market price at which the common stock is trading, which may cause that market price to decline.  Moreover, the offer or sale of large numbers of shares at any price may cause the market price to fall. The outstanding shares of common stock covered by this prospectus represent approximately 20.4% of the common shares currently outstanding.

20.        Subscribers to this offering will suffer immediate and substantial dilution.

Subscribers of the shares of common stock offered will suffer immediate and substantial dilution.  As a result, you will pay a price per share that substantially exceeds the value of Mobile’s assets after subtracting its liabilities.  If all shares of the offering are subscribed for, the subscribers will contribute 47.6% of all subscription funds received by Mobile since July 13, 2005, but will own only 9.1% of the shares of common stock issued and outstanding.  See “Dilution” on page 14 for more information.

21.                      Mobile does not expect to pay dividends in the foreseeable future.

Mobile has never paid cash dividends on its shares of common stock and has no plans to do so in the foreseeable future.  Mobile intends to retain earnings, if any, to develop and expand its business operations.

22.	If Mobile fails to maintain an effective system of internal controls, Mobile may not be able to accurately report its financial results or to prevent fraud.

The United States Securities and Exchange Commission, as required by Section 404 of the Sarbanes-Oxley Act of 2002, adopted rules requiring every public company to include a management report on such company's internal controls over financial reporting in its annual report, which contains management’s assessment of the effectiveness of Mobile’s internal controls over financial reporting.  Mobile has had these internal controls in effect since inception.  Management may conclude that Mobile’s internal controls over its financial reporting are not effective.  Furthermore, during the course of the evaluation, documentation and attestation, Mobile may identify deficiencies that management may not be able to remedy in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404.  If Mobile fails to achieve and maintain the adequacy of its internal controls, Mobile may not be able to conclude that it has effective internal controls, on an ongoing basis, over financial reporting in accordance with the Sarbanes-Oxley Act.  Moreover, effective internal controls are necessary for Mobile to produce reliable financial reports and are important to help prevent fraud.  As a result, Mobile’s failure to achieve and maintain effective internal controls over financial reporting could result in the loss of investor confidence in the reliability of its financial statements, which in turn could harm its business and negatively impact the trading price of its common shares.  Furthermore, Mobile has incurred, and anticipates that it will continue to incur considerable costs and use significant management time and other resources in an effort to comply with Section 404 and other requirements of the Sarbanes-Oxley Act.

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23.                 Mobile’s common stock is subject to the “penny stock” rules of the SEC and the trading market in Mobile’s securities is limited, which makes transactions in Mobile’s stock cumbersome and may reduce the value of an investment in Mobile’s stock.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to Mobile, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions.  For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person’s account for transactions in penny stocks; and
•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must:
•	obtain financial information and investment experience objectives of the person; and
•
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, which, in highlight form:
•	sets forth the basis on which the broker or dealer made the suitability determination; and
•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of Mobile’s common stock and cause a decline in the market value of Mobile’s common stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Use of Proceeds

The following table indicates the use of proceeds based on the percentage of the financing that is successfully sold.

	Sale of 100%	Sale of 80%	Sale of 60%	Sale of 40%	Sale of 20%
Gross Proceeds	$360,000	$288,000	$216,000	$144,000	$72,000
Number of Shares Sold	3,000,000	2,400,000	1,800,000	1,200,000	600,000

Less expenses of offering:
Legal and Registration Fees	$20,500	$20,500	$20,500	$20,500	$20,500
Accounting and Auditing	1,000	1,000	1,000	1,000	1,000
Electronic Filing and Printing	2,500	2,500	2,500	2,500	2,500
Transfer Agent	3,000	3,000	3,000	3,000	3,000
Net Proceeds	$333,000	$261,000	$189,000	$117,000	$45,000

Use of net proceeds
Product Development	$100,000	$100,000	$100,000	$50,000	$nil
Payment of Accounts Payable	$45,000	$45,000	$45,000	$45,000	$45,000
Working Capital	$188,000	$116,000	$44,000	$22,000	$nil

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Analysis of Financing Scenarios

After deduction of $27,000 for estimated offering expenses including legal and registration fees, accounting and auditing, electronic filing and printing, and transfer agent, the net proceeds from this offering may be as much as $333,000, assuming all 3,000,000 shares are sold.  However, there can be no assurance that any of these shares will be sold.  Mobile will use the proceeds to to (1) hire personnel for sales, marketing and customer service, (2) create a marketing strategy for the Technology and its products, and (3) implement its marketing strategy on its target market..

Even if the offering is fully subscribed for, Mobile may not have sufficient finds to cover its anticipated costs during the next 12 months and Mobile may have to raise additional funds either from equity offerings, debt offerings, or revenue generation.

If only a portion of the offering is completed, the funds will be prorated accordingly.

The projected expenditures shown above are only estimates or approximations and do not represent a firm commitment by Mobile.  To the extent that the proposed expenditures are insufficient for the purposes indicated, supplemental amounts required may be drawn from other categories of estimated expenditures, if available.  Conversely, any amounts not expended as proposed will be used for general working capital.  Mobile will amend the registration statement by post-effective amendment if there are any material changes to the use of proceeds as described above.

Working capital is the cost related to operating Mobile’s office.  It is comprised of telephone service, mail, stationery, administrative salaries, accounting, acquisition of office equipment and supplies, and expenses of filing reports with the SEC, which Mobile has estimated at a minimum of $50,000 for one year.  Should greater amounts of equity capital be raised under this offering, Mobile will be able to focus on more of its mineral projects and hence the requirement for working capital will also increase correspondingly.

Mobile will not receive any proceeds from the sale of shares of Mobile’s common stock being offered by the selling stockholders.  If Mobile fails to sell sufficient shares of common stock to cover the expenses of this offering, Mobile will use existing working capital to pay all offering expenses.

Determination of Offering Price

The offering price was determined by using a number of factors.  Management considered the price of the most recent financing. Additionally, management estimated the cost of this offering plus the amount Mobile needs to operate its business for the next 12 months.  Management determined the offering price by assessing Mobile’s capital requirements against the price management thinks investors are willing to pay for Mobile’s common stock.  Management has arbitrarily set the offering price of the shares of common stock at $0.12 per share, and in making such a determination considered several factors, including the following:

●	trading history
●	prevailing market conditions, including the history and prospects for the industry in which Mobile competes;
●	Mobile’s lack of business history;
●	the proceeds to be raised by the offering;
●	Mobile’s capital structure; and
●	Mobile’s future prospects.

Therefore, the public offering price of the shares of common stock does not necessarily bear any relationship to established valuation criteria and may not be indicative of prices that may prevail at any time or from time to time in the future.  Additionally, because Mobile has no significant operating history and has not generated any revenues to date, the price of its shares of common stock is not based on past earnings, nor is the price of the shares of common stock indicative of current market value for any assets owned by Mobile.  No valuation or appraisal has been prepared for Mobile’s business and potential business expansion.  You cannot be sure that a public market for any of Mobile’s securities will continue or that the shares of common stock will ever trade at a price higher than the offering price in this offering.

Mobile is also registering for resale on behalf of selling stockholders up to 6,115,627 shares of common stock.  The shares of common stock offered for resale may be sold in a secondary offering by the selling stockholders by means of this prospectus.  Mobile will not participate in the resale of shares by selling security holders.

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Dilution

The shares offered for sale by the selling security holders are already issued and outstanding and, therefore, do not contribute to dilution.

Prior to this offering, Mobile had 23,940,900 shares of common stock issued and outstanding as at July 31, 2010.  The net tangible book value of Mobile as at July 31, 2010 was $(268,508) or $(0.01121) per share.  Net tangible book value per share is determined by dividing Mobile’s tangible net worth, consisting of tangible assets less total liabilities, by the number of shares outstanding.  The average price paid by the present stockholders is $0.02521.  The following tables summarize the difference between the average price paid by present stockholders and the price to be paid by subscribers to this offering for 20%, 40%, 60%, 80%, and 100% subscription rates.

Analysis for 20% Subscription
Stockholder Type	Price Paid $	Number of Shares Held	Amount of Consideration Paid	Percentage of Consideration	Percentage of Shares Held
Present Stockholders	$0.02521	30,016,528	$396,809	84.6%	98.0%
Investors in this Offering	$0.12	600,000	$72,000	15.4%	2.0%

Analysis for 40% Subscription
Stockholder Type	Price Paid $	Number of Shares Held	Amount of Consideration Paid	Percentage of Consideration	Percentage of Shares Held
Present Stockholders	$0.02521	30,016,528	$396,809	73.4%	96.2%
Investors in this Offering	$0.12	1,200,000	$144,000	26.6%	3.8%

Analysis for 60% Subscription
Stockholder Type	Price Paid $	Number of Shares Held	Amount of Consideration Paid	Percentage of Consideration	Percentage of Shares Held
Present Stockholders	$0.02521	30,016,528	$396,809	64.8%	94.3%
Investors in this Offering	$0.12	1,800,000	$216,000	35.2%	5.7%

Analysis for 80% Subscription
Stockholder Type	Price Paid $	Number of Shares Held	Amount of Consideration Paid	Percentage of Consideration	Percentage of Shares Held
Present Stockholders	$0.02521	30,016,528	$396,809	57.9%	92.6%
Investors in this Offering	$0.12	2,400,000	$288,000	42.1%	7.4%

Analysis for 100% Subscription
Stockholder Type	Price Paid $	Number of Shares Held	Amount of Consideration Paid	Percentage of Consideration	Percentage of Shares Held
Present Stockholders	$.02521	30,016,528	$396,809	52.4%	90.9%
Investors in this Offering	$0.12	3,000,000	$360,000	47.6%	9.1%

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“Dilution” means the difference between Mobile’s public offering price ($0.12 per share) and its proforma net tangible book value per share after implementing this offering and accounting for the cost of the offering and accounting for the settlement of debt by issuance of shares for the convertible promissory notes.  Net tangible book value per share is determined by dividing Mobile’s tangible net worth, consisting of tangible assets less total liabilities, by the number of shares outstanding.  The following table will show the net tangible book value of Mobile’s shares both before and after the completion of this offering for 20%, 40%, 60%, 80%, and 100% subscription rates.

	20%	40%	60%	80%	100%
Public offering price per share	$0.12	$0.12	$0.12	$0.12	$0.12
Net tangible book value per share before offering	$0.00025	$0.00025	$0.00025	$0.00025	$0.00025
Proforma net tangible book value per share after offering	$0.0026	$0.00485	$0.00702	$0.00911	$0.01113
Increase per share attributable to public investors	$0.00235	$0.0046	$0.00677	$0.00887	$0.01088
Dilution per share to public investors	$0.1174	$0.11515	$0.11298	$0.11089	$0.10887

Selling Stockholders

The selling stockholders named in this prospectus are offering 6,075,628 shares of the common stock through this prospectus.  The following table provides as of the date of this prospectus information regarding the beneficial ownership of Mobile’s common stock held by each of the selling stockholders, including:

1.	the number of shares owned by each before the offering;
2.	the total number of shares that are to be offered for each;
3.	the total number of shares that will be owned by each upon completion of the offering; and
4.	the percentage owned by each upon completion of the offering.

Name of Selling Stockholder	Shares Owned Before the Offering	Total Number of Shares to be Offered for the Stockholder’s Account	Total Shares Owned After the Offering is Complete	Percentage of Shares Owned After the Offering is Complete
Rima Hamdan (1)	738,961	738,961	Nil	Nil
Soha Tabet (1)	866,667	866,667	Nil	Nil
Tigist Mokenen	825,000	825,000	Nil	Nil
Bulta Olana	825,000	825,000	Nil	Nil
Tigist Geremew	940,000	940,000	Nil	Nil
Hisham Cheikho (2)	940,000	940,000	Nil	Nil
Hussein Cheikho (2)	940,000	940,000	Nil	Nil
Total	6,075,628	6,075,628	0	0
(1)	Rima Hamdan and Soha Tabet are sisters.
(2)	Hisham Cheikho and Hussein Cheikho are father and son.

To the best of Mobile’s knowledge and belief, (a) all of the shares of common stock are beneficially owned by the registered stockholders; (b) none of the selling stockholders has held any position or office with Mobile, except as specified in the above table, (c) none of the selling stockholders had or have any material relationship with Mobile; (d) the registered stockholders each have the sole voting and dispositive power over their shares; (e) there are no voting trusts or pooling arrangements in existence; (f) no group has been formed for the purpose of acquiring, voting or disposing of the security; (g) none of the selling stockholders are broker-dealers or affiliates of a broker-dealer; and (h) all of the selling stockholders acquired their shares in a non-public offering that satisfied the provisions of Regulations S.  Each of these selling stockholders also agreed, as set out in their respective subscription agreements and as evidenced by the legend on their respective share certificates, that they would not, within one year after the original issuance of those shares, resell or otherwise transfer those shares except pursuant to an effective registration statement, or outside the United States in an offshore transaction in compliance with Rule 904, or pursuant to any other exemption from registration pursuant to the Securities Act, if available.

Page - 15

Plan of Distribution

This is a self-underwritten offering.  In general Mobile will have two types of shares that will be available for distribution:

1.	New shares related to its Initial Public Offering.
2.	Non-affiliate shares owned by selling stockholders.

New Shares Related to Mobile’s Initial Public Offering

Mobile will attempt to sell a maximum of 3,000,000 shares of common stock to the public on a self underwritten basis at an offering price of $0.12 per share.  Mobile’s gross proceeds will be $360,000 if all the shares offered are sold.  Since this offering is conducted as a self-underwritten offering, there can be no assurance that any of the shares will be sold.  If Mobile fails to sell all the shares it is trying to sell, its ability to implement its business plan will be materially affected, and you may lose all or substantially all of your investment.  There is no minimum number of shares of common stock that must be sold on behalf of Mobile in order to accept funds and consummate investor purchases.  Neither Mobile nor Mr. Cozine or Ms. Jimenez Rivero, nor any other person, will pay commissions or other fees, directly or indirectly, to any person or firm in connection with solicitation of the sales of the shares.

Mobile will sell the shares in this offering through Mr. Cozine or Ms. Jimenez Rivero, its officers and directors.  Neither Mr. Cozine nor Ms. Jimenez Rivero will register as broker/dealers under Section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3a4-1.  Rule 3a4-1 sets forth those conditions under which persons associated with an issuer may participate in the offering of the issuer’s securities and not be deemed to be a broker/dealer.  The conditions are that

1.	The person is not statutory disqualified, as that term is defined in Section 3(a)(39) of the Exchange Act, at the time of his participation;

2.	The person is not compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

3.	The person is not at the time of their participation, an associated person of a broker/dealer;

4.
The person meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve (12) months; and (C) does not participate in selling and offering of securities for any issuer more than once every 12 months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

Neither Mr. Cozine nor Ms. Jimenez Rivero is statutorily disqualified, is being compensated, and is associated with a broker/dealer.  Mr. Cozine and Ms. Jimenez Rivero are and will continue to be Mobile’s officers and directors at the end of the offering.  Neither Mr. Cozine nor Ms. Jimenez Rivero has been during the last 12 months, and is currently not, a broker/dealers or associated with any broker/dealers.  Neither Mr. Cozine nor Ms. Jimenez Rivero has during the last 12 months, and will not in the next 12 months, offered or sold securities for another issuer.

Both Mr. Cozine and Ms. Jimenez Rivero are fully aware of the provisions of Rule 3a4-1 under the Exchange Act and will conduct this offering in accordance with Rule 3a4-1, and will rely upon this rule.  Should Mr. Cozine or Ms. Jimenez Rivero conduct this offering in any way that violates Rule 3a4-1, then each of Mr. Cozine, Ms. Jimenez Rivero and Mobile could be subjected to enforcement proceedings, fines and sanctions by the Securities and Exchange Commission and by the regulatory authorities of any state or province in which Mobile’s securities are offered.

Each of Mr. Cozine and Ms. Jimenez Rivero, as well all current stockholders, may purchase securities in this offering upon the same terms and conditions as public investors.  If any purchase by a current stockholder triggers a material change, Mobile would promptly file a post effective amendment to this registration statement.  Any of these purchasers would be purchasing Mobile’s shares of common stock for investment and not for resale.

No broker or dealer is participating in this offering.  If, for some reason, Mobile’s directors and stockholders were to determine that the participation of a broker or dealer is necessary, this offering will be promptly amended by a post effective amendment to disclose the details of this arrangement, including the fact that the broker or dealer is acting as an underwriter of this offering.  This amendment would also detail the proposed compensation to be paid to any such broker or dealer.  The post effective amendment would also extend an offer of rescission to any investors who subscribed to this offering before the broker or dealer was named.  In addition to the foregoing requirements; Mobile would be required to file any such amendment with the Corporate Finance Department of the National Association of Securities Dealers, Inc. and to obtain from them a “no objection” position from that organization on the fairness of the underwriting compensation.  Mobile would also have to amend, as applicable, its filings at the state and provincial level.

Page - 16

Offering Period and Expiration Date

The offering will remain open until April 30, 2011.

Procedures for subscribing

If you decide to subscribe for any shares in this offering, you must

1.	complete, sign and deliver a subscription agreement, and

2.	deliver a check or certified funds to “Mobile Data Corp.” for acceptance or rejection.

All checks for subscriptions must be made payable to “Mobile Data Corp.”.

Right to reject subscriptions

Mobile has the right to accept or reject subscriptions in whole or in part, for any reason or for no reason.  All monies from rejected subscriptions will be returned immediately by Mobile to the subscriber, without interest or deductions.  Subscriptions for securities will be accepted or rejected within 48 hours after Mobile receives them by contacting the subscriber via telephone.  If Mobile receives an offer on a Friday, Mobile will confirm its acceptance or rejection of the subscription by telephone over the weekend to comply with the 48 hour commitment.  Within 10 days of accepting a subscription Mobile will deliver via courier to the subscriber a copy of the accepted and signed subscription agreement and a share certificate representing the shares subscribed for.

Non-Affiliate Shares Owned by Selling Stockholders

The selling stockholders who currently own an aggregate 6,075,628 shares of common stock in the capital of Mobile may sell some or all of their common stock in one or more transactions, including block transactions:

1.	on such public markets or exchanges as the common stock may be trading from time to time;

2.	in privately negotiated transactions;

3.	through the writing of options on the common stock;

4.	in short sales; and

5.	in any combination of these methods of distribution.

The sales price offered by the selling stockholders to the public may be:

a.	the market price prevailing at the time of sale;

b.	a price related to such prevailing market price; or

c.	such other price as the selling stockholders determine from time to time.

The shares may also be sold in compliance with the Rule 144 the Securities Act of 1933.  A description of the selling limitations defined by Rule 144 can be located on page 26 of this prospectus.

The selling stockholders may also sell their shares directly to market makers acting as principals or brokers or dealers, who may act as agent or acquire the common stock as a principal.  Any broker or dealer participating in such transactions as agent may receive a commission from the selling stockholders, or, if they act as agent for the purchaser of such common stock, from such purchaser.  The selling stockholders will likely pay the usual and customary brokerage fees for such services.  Brokers or dealers may agree with the selling stockholders to sell a specified number of shares at a stipulated price per share and, to the extent such broker or dealer is unable to do so acting as agent for the selling stockholders, to purchase, as principal, any unsold shares at the price required to fulfill the respective broker’s or dealer’s commitment to the selling stockholders.

Brokers or dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions in a market or on an exchange, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such re-sales may pay or receive commissions to or from the purchasers of such shares.  These transactions may involve cross and block transactions that may involve sales to and through other brokers or dealers.  If applicable, the selling stockholders may distribute shares to one or more of their partners who are unaffiliated with Mobile.  Such partners may, in turn, distribute such shares as described above.

Page - 17

If any of the selling stockholders enter into arrangements with brokers or dealers, as described above, Mobile is obligated to file a post-effective amendment to this registration statement disclosing such arrangements, including the names of any broker dealers acting as underwriters.

Mobile has filed the registration statement, of which this prospectus forms a part, with respect to the sale of the shares by the selling stockholders.  There can be no assurance that the selling stockholders will sell any or all of their offered shares.

Mobile will not receive any of the proceeds from the sale of the shares being offered by the selling stockholders.  Mobile is bearing all costs relating to the registration of the selling stockholders’ shares of common stock.  The selling stockholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of their shares of common stock.

The selling stockholders must comply with the requirements of the Securities Act and the Securities Exchange Act in the offer and sale of their shares of common stock.  In particular, during such times as the selling stockholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

1.	not engage in any stabilization activities in connection with our common stock;

2.	furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and

3.	not bid for or purchase any of Mobile’s securities or attempt to induce any person to purchase any of Mobile’s securities other than as permitted under the Securities Exchange Act.

Penny Stock rules

The Securities Exchange Commission has also adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks.  Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the Commission, which:

•	contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;
•	contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation of such duties;
•	contains a brief, clear, narrative description of a dealer market, including “bid” and “ask” prices for penny stocks and the significance of the spread between the bid and ask price;
•	contains a toll-free telephone number for inquiries on disciplinary actions;
•	defines significant terms in the disclosure document or in the conduct of trading penny stocks; and
•	contains such other information and is in such form (including language, type, size, and format) as the Commission shall require by rule or regulation;

The broker-dealer also must provide, prior to proceeding with any transaction in a penny stock, the customer:

1.	with bid and offer quotations for the penny stock;
2.	details of the compensation of the broker-dealer and its salesperson in the transaction;
3.	the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and
4.	monthly account statements showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.  These disclosure requirements will have the effect of reducing the trading activity in the secondary market for Mobile’s stock because it will be subject to these penny stock rules.  Therefore, stockholders may have difficulty selling those securities.

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Regulation M

During such time as Mobile may be engaged in a distribution of any of the shares Mobile is registering by this registration statement, Mobile is required to comply with Regulation M.  In general, Regulation M precludes any selling security holder, any affiliated purchasers, and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete.  Regulation M defines a “distribution” as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods.  Regulation M also defines a “distribution participant” as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

Regulation M under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for or purchasing, for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution.  Regulation M also governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security.  Mobile has informed the selling stockholders that the anti-manipulation provisions of Regulation M may apply to the sales of their shares offered by this prospectus, and Mobile has also advised the selling stockholders of the requirements for delivery of this prospectus in connection with any sales of the common stock offered by this prospectus.

It is strongly recommended that selling stockholders and distribution participants consult with their own legal counsel to ensure compliance with Regulation M.

Description of Securities to be Registered

General

Mobile’s authorized capital stock consists of 75,000,000 shares of common stock at a par value of $0.001 per share.

Common Stock

As at the date of this prospectus, 30,016,528 shares of common stock are issued and outstanding and held by 24 stockholders of record. All of this common stock has been validly issued, is fully paid and is non-assessable.

The holders of Mobile’s common stock:

●	have equal ratable rights to dividends from funds legally available if and when declared by Mobile’s board of directors;
●	are entitled to share ratably in all of Mobile’s assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of Mobile’s affairs;
●	do not have preemptive, subscription or conversion rights;
●	do not have any provisions for purchase for cancellation, surrender or sinking or purchase funds or rights;
●	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

No stockholder approval is required for the issuance of Mobile’s securities, including shares of common stock, stock options and share purchase warrants.

Mobile’s Articles of Incorporation and Bylaws, and any applicable amendments, and the applicable statutes of the State of Nevada provide a more complete description of the rights and liabilities of stockholders of Mobile’s capital stock.  Provisions as to the modifications, amendments or variation of such rights or provisions are contained in the applicable statutes of the State of Nevada and Mobile’s Bylaws.

Holders of Mobile’s common stock are entitled to one vote for each share on all matters submitted to a stockholder vote.  Holders of common stock do not have cumulative voting rights.  Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors.  Holders of one-third of shares of common stock issued and outstanding, represented in person or by proxy, are necessary to constitute a quorum at any meeting of Mobile’s stockholders.  A vote by the holders of a majority of Mobile’s outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to Mobile’s Articles of Incorporation.

Page - 19

Dividend Policy

As of the date of this prospectus, Mobile has not paid any cash dividends to stockholders.  The declaration of any future cash dividend will be at the discretion of Mobile’s board of directors and will depend upon Mobile’s earnings, if any, its capital requirements and financial position, its general economic conditions, and other pertinent conditions.  It is Mobile’s present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in its business operations

Share Purchase Warrants

As of the date of this prospectus, there are no outstanding warrants to purchase Mobile’s securities.  Mobile may, however, issue warrants to purchase its securities in the future.

Options

As of the date of this prospectus, there are no options to purchase Mobile’s securities.  Mobile may, however, in the future grant such options and/or establish an incentive stock option plan for its directors, employees and consultants.

Convertible Securities

As of the date of this prospectus, Mobile has not issued and does not have outstanding any securities convertible into shares of Mobile’s common stock or any rights convertible or exchangeable into shares of Mobile’s common stock.  Mobile may, however, issue such convertible or exchangeable securities in the future.

Nevada Anti-Takeover Laws

The provisions of the Nevada Revised Statutes (NRS) sections 78.378 to 78.3793 apply to any acquisition of a controlling interest in an certain type of Nevada corporation known as an “Issuing Corporation”, unless the articles of incorporation or bylaws of the corporation in effect on the 10th day following the acquisition of a controlling interest by an acquiring person provide that the provisions of those sections do not apply to the corporation, or to an acquisition of a controlling interest specifically by types of existing or future stockholders, whether or not identified.

The provisions of NRS 78.378 to NRS 78.3793 do not restrict the directors of an “Issuing Corporation” from taking action to protect the interests of the corporation and its stockholders, including, but not limited to, adopting or signing plans, arrangements or instruments that deny rights, privileges, power or authority to a holders of a specified number of shares or percentage of share ownership or voting power.

An “Issuing Corporation” is a corporation organized in the State of Nevada and which has 200 or more stockholders of record, with at least 100 of who have addresses in the State of Nevada appearing on the stock ledger of the corporation and does business in the state of Nevada directly.  As Mobile currently has less than 200 stockholders and no stockholders in the State of Nevada the statute does not currently apply to Mobile.

If Mobile does become an “Issuing Corporation” in the future, and the statute does apply to Mobile, any director or officer of Mobile will have the ability to adopt any of the above mentioned protection techniques whether or not they own a majority of Mobile’s outstanding common stock, provided they does so by the specified 10th day after any acquisition of a controlling interest.

Interests of Named Experts and Counsel

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest exceeding $50,000, directly or indirectly, in the registrant or any of its parents or subsidiaries.  Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Richard C. Fox of Fox Law Offices, P.A., 4590 NW Indian Oak Court, Jensen Beach, Florida, 34957 has provided the legal opinion regarding the legality of the shares being registered.

The financial statements included in this prospectus have been audited by Dale Matheson Carr-Hilton Labonte LLP, Chartered Accountants, 1500 - 1140 West Pender Street, Vancouver, British Columbia, V6E 4G1, Canada, an independent registered public accounting firm, for the periods and to the extent set forth in their report appearing elsewhere herein.  Such financial statements have been so included in reliance upon the report of such firm given their authority as experts in auditing and accounting.

Page - 20

Description of Business

General

Mobile Data Corp. (“Mobile”) is a Nevada corporation that was incorporated on July 13, 2005.  On January 6, 2010, the company changed its name from “Endeavor Explorations Inc.” to “Mobile Data Corp.” by a majority vote of the shareholders.  As a result of the name change, Mobile’s trading symbol changed to “MBYL” effective on the opening of market on January 12, 2010.  See Exhibit 3.3 - Certificate of Amendment for more details.

Mobile maintains its statutory resident agent’s office at 1859 Whitney Mesa Drive, Henderson, Nevada, 89014 and its business office is located at 2033 Gateway Place, 5th Floor, San Jose, California, 95110.  Mobile’s office telephone number is (408) 459-0916.

Mobile has an authorized capital of 75,000,000 shares of common stock with a par value of $0.001 per share with 30,016,528 shares of common stock currently issued and outstanding.

Mobile has not been involved in any bankruptcy, receivership or similar proceedings.  There have been no material reclassifications, mergers, consolidations or purchases or sales of a significant amount of assets not in the ordinary course of Mobile’s business, with the exception of the acquisition of the MDC GPS technology as discussed below.

Business of Mobile

Mobile is a development stage company in the business of acquiring new technologies for development and marketing.

In October 2009, Mobile acquired from Spidex Technologies all of the right, title and interest in a mobile data technology for Smartphones (the “Technology”), also known as MDC GPS technology, that can run on GPS enabled Smartphones including Blackberry Storm 2, Apple iPhone, Palm Pre, and Google Andriod devices.  The Technology is a software application that will run in the background and will collect and transmit location data to a server.  Server applications will include location monitoring of vehicles, children and members of social networking groups.

The focus of the research and development of the Technology has been on developing a software system whereby a GPS enabled smartphone will send location based information to a server.  The server will receive and store this location based information and web applications on the server can be developed to provide various consumer and business web services.  Mobile has targeted BlackBerry devices initially but intends to broaden support to other GPS enabled smartphones including the Apple iPhone, Google Andriod devices and possibly Palm Pre and Motorola iDen devices.

Mobile has targeted BlackBerry devices initially but intends to broaden support to other GPS enabled smartphones including the Apple iPhone, Google Andriod devices and possibly Palm Pre and Motorola iDen devices.

Mobile agreed to retain Spidex for a period of 12 months and to pay Spidex a monthly consulting fee of $12,000 to provide services to Mobile for the purpose of developing and advancing the Technology to a point where it can be sold commercially.  For the fiscal period ended July 31, 2010, $36,000 was paid to Spidex and recorded as development costs.  As of April 8, 2010, Mobile cancelled the services with Spidex.  Pursuant to the terms of the Asset Purchase Agreement, Mobile is obligated to issue Spidex a license to utilize the intellectual property in the event Mobile terminates the service agreement.  The terms of the license agreement is to be negotiated between Mobile and Spidex.  As of December 2, 2010, the terms of the license agreement have not been negotiated and Mobile has not yet granted Spidex the license.

Finally, pursuant to the terms and conditions of the asset purchase agreement, Spidex will be entitled to a partial royalty or partial payment if Mobile sells its interest in the Technology.

See Exhibit 10.3 – Letter of Intent and Exhibit 10.4 – Asset Purchase Agreement for more details.

Since April 2010, Mobile retained independent consultants to further develop the Technology.

Products and Services

MDC Tracker

Mobile product MDC Tracker is a GPS based smartphone application that is currently available for download and operation on most of Research in Motion’s Blackberry smartphone handsets.  The MDC Tracker is able to be downloaded through Mobile’s website.  The software allows the smartphone handset to collect GPS data and forward that data to Mobile’s servers and create a user defined tracking database that allows users to track their location, receive alerts and create a log of their movements.

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Other Applications

Mobile is currently in late phase development of a child tracking based version of its core MDC Tracker software.  This application will allow parents to track their child’s movements both live and historically as well as set user defined tracking parameters including speed and location alerts.

Plan of Operation

Mobile has not had any significant revenues generated from its business operations since inception.  Mobile expects that the revenues generated from its business for the next 12 months will not be enough for its required working capital.  Until Mobile is able to generate any consistent and significant revenue it may be required to raise additional funds by way of equity or debt financing.

At any phase, if Mobile finds that it does not have adequate funds to complete a phase, it may have to suspend its operations and attempt to raise more money so it can proceed with its business operations.  If Mobile cannot raise the capital to proceed it may have to suspend operations until it has sufficient capital.  Mobile expects to raise the required funds for the next 12 months with equity or debt financing.

To become profitable and competitive, Mobile needs to develop and advance the Technology to a point where it can be sold commercially.  To achieve this goal, management has prepared the following phases for its plan of operation for the next 12 months.

Phase 1 - Develop the Technology (12 months)

During the next 12 months, Mobile will continue to expand its technology to make it compatible with all smartphones including the Apple iPhone, Google Android and there respected competitors.  Management anticipates spending approximately $1,000,000 on the development, marketing and sales of the Technology in the next 12 months.  However, the amount to be spent on the Technology will depend on whether Mobile conducts the development on the Technology itself or whether Mobile enters into a joint venture with another party to assist with some or the entire development on the Technology.  In addition to further technology advances Mobile intends to launch a version of the technology that specifically addresses the needs of parents to track the GPS coordinates of their child’s smartphone.  Mobile is in the latter stages of its development cycle with this technology and anticipates a product launch in the winter season of 2010/2011.  During the launch of the new product Mobile will be updating its website and adding a new user interface to allow parents to track the child’s location, movements as well as receive text and e-mail alerts related to the gathered GPS data.

Mobile has developed the first client software for all BlackBerry GPS enabled smartphones.  Mobile has also developed server software which can receive data from all BlackBerry GPS enabled smartphones .  Thirdly, Mobile has developed a server based web application to provide a location based service.  As of the date of this prospectus, Mobile has spent approximately $62,771 for this phase.

Phase 2 - Implement marketing strategy (9 to 18 months)

Mobile plans to start Phase 2 of its business plan, which will include an aggressive marketing campaign designed to increase consumer awareness of its core product, the MDC Tracker, line of smartphone applications.

In Phase 2, Mobile plans to (1) hire personnel for sales, marketing and customer service, (2) create a marketing strategy for the Technology and its products, and (3) implement its marketing strategy on its target market.

Mobile has budgeted approximately $250,000 for this phase and expects it to take nine months to complete with completion expected within the final three months of Mobile’s plan of operation.

Accounting and Audit Plan

Mobile intends to continue to have its outside consultant assist in the preparation of Mobile’s quarterly and annual financial statements and have these financial statements reviewed or audited by Mobile’s independent auditor.  Mobile’s outside consultant is expected to charge Mobile approximately $1,250 to prepare Mobile’s quarterly financial statements and approximately $1,750 to prepare Mobile’s annual financial statements.  Mobile’s independent auditor is expected to charge approximately $2,500 to review each of Mobile’s quarterly financial statements and approximately $12,000 to audit Mobile’s annual financial statements.  In the next 12 months, Mobile anticipates spending approximately $25,000 to pay for its accounting and audit requirements.

SEC Filing Plan

Mobile expects to incur filing costs of approximately $4,000 per quarter to support its quarterly and annual filings.  In the next 12 months, Mobile anticipates spending approximately $16,000 for costs to pay for three quarterly filings and one annual filing.

Page - 22

Competitive Business Conditions

The industry in which Mobile and its Technology plan on operating is extremely competitive and always changing.  Within the Internet marketplace, there are an enormous number of corporations that are competing for online users, advertising dollars, sponsorship fees and many other unique opportunities for revenue.  Many of these potential competitors are likely to enjoy substantial competitive advantages, including:

1.	greater financial, technical and marketing resources that can be devoted to the development, promotion and sale of their services;
2.	easier and more access to capital;
3.	longer operating histories;
4.	greater name recognition and established corporate identity;
5.	larger user base; and
6.	developed websites.

More specifically, online participants focused on the e-commerce industry are growing and the services and products that they are offering continues to increase at a rapid rate.  Suppliers, retailers, consumers and other industry participants do not rely solely on the use of the Internet to communicate and interact. There are many alternative and traditional means that will continue to provide competition to the utilization of the Internet for similar purposes.  Management believes that competition will grow as the Internet usage increases and it becomes an easier and more efficient medium for the e-commerce industry participants to interact.

Mobile will strive to obtain a competitive advantage by providing unique, quality products, privacy, secure mode of payment, and guaranteed product and service satisfaction.  Management believes that Mobile will have a competitive advantage for the following reasons:

a.	The technology that Mobile will be developing will use open standards where possible. This gives the technology increased interoperability.
b.	Mobile will make use of open source software where possible to reduce development costs and speed development time.

Mobile’s principal competitors are www.instamapper.com, www.opengts.org, and www.opendtmp.org.  As the competitors are private corporations with no requirement for financial disclosure, Mobile is unable to ascertain the size of their market and there is no way of quantifying and qualifying what position on a sale’s basis Mobile is in relative to its competition.

Raw Materials

The raw materials for the Technology will include computers, GPS enabled smartphones, open source software and labor to write software code.

Principal Suppliers

Mobile is not dependent on any single supplier for the Technology.  However, Mobile will depend on its license with The BlackBerry Alliance Program for technical support.

Dependence on Major Customers

Mobile currently has no customers.

Patents/Trademarks/Licences/Franchises/Concessions/Royalty Agreements or Labour Contracts

Mobile has no intellectual property such as patents or trademarks, with the exception of its Technology.  Additionally, Mobile is not party to any royalty agreements or labor contracts.

Government Approval

Mobile does not require government approval to develop or sell its technology in non-embargoed countries.

Page - 23

Government Controls and Regulations

Currently, other than business and operations licenses applicable to most commercial ventures, Mobile is not required to comply with any extraordinary regulations for its business operations.  However, there can be no assurance that current or new laws or regulations will not, in the future, impose additional fees and taxes on Mobile and its business operations.  Any new laws or regulations relating to the Technology or any new interpretations of existing laws could have a negative impact on Mobile’s business and add additional costs to Mobile’s business operations.

Websites are not currently subject to direct federal laws or regulations applicable to access, content or commerce on the Internet.  However, due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted with respect to the Internet covering issues such as:

• user privacy
• freedom of expression
• pricing
• content and quality of products and services
• taxation
• advertising
• intellectual property rights
• information security

The adoption of any such laws or regulations might decrease the rate of growth of Internet use, which in turn could decrease the demand for Mobile’s products and services, increase the cost of doing business, or in some other manner have a negative impact on Mobile’s business, financial condition and operating results.  In addition, applicability to the Internet of existing laws governing issues such as property ownership, copyrights and other intellectual property issues, taxation, libel, obscenity and personal privacy is uncertain.  The vast majority of such laws were adopted prior to the advent of the Internet and related technologies and, as a result, do not contemplate or address the unique issues of the Internet and related technologies.

Additionally, in response to concerns regarding “spam” (unsolicited electronic messages), “pop-up” web pages and other Internet advertising, the federal government and a number of states have adopted or proposed laws and regulations that would limit the use of unsolicited Internet advertisements.  While a number of factors may prevent the effectiveness of such laws and regulations, the cumulative effect may be to limit the attractiveness of effecting sales on the Internet, thus reducing the value of Mobile’s business operations.

Also, several telecommunications companies have petitioned the Federal Communications Commission to regulate Internet service providers and on-line service providers in a manner similar to long distance telephone carriers and to impose access fees on those companies.  This could increase the cost of transmitting data over the Internet.

Costs and Effects of Compliance with Environmental Laws

Mobile currently has no costs to comply with environmental laws concerning its past exploration program on the Martin Lake Claims or the research and development of the Technology.

Expenditures on Research and Development During the Last Two Fiscal Years

Mobile has spent $62,771 with independent consultants on research and development since its inception on July 13, 2005.

Employees

Mobile does not have any employees other than the directors and officers of Mobile.  Mobile has retained the services of an independent consultant to conduct the required research and development on the Technology.

Description of Property

Mobile’s executive offices are located at 2033 Gateway Place, 5th Floor, San Jose, California, 95110.  The telephone number at this office is 408-459-0916.

Mobile currently has no interest in any other property as discussed above in “Item 1. Description of Business”.

Legal Proceedings

Mobile is not a party to any pending legal proceedings and, to the best of Mobile’s knowledge, none of Mobile’s property or assets are the subject of any pending legal proceedings.

Page - 24

SEC Filings

This prospectus and exhibits will be contained in a Form S-1 registration statement that will be filed with the Securities and Exchange Commission (the “SEC”).  As a reporting company Mobile files quarterly, annual, beneficial ownership and other reports with the SEC.  You may read and copy any materials Mobile files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C., 20549.  You may obtain information from the Public Reference Room by calling the SEC at 1-800-SEC-0330.  Since Mobile is an electronic filer, the easiest way to access its reports is through the SEC’s Internet website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

Market for Common Equity and Related Stockholder Matters

Market Information

Mobile’s common stock was quoted on the NASD OTC Bulletin Board under the symbol “EAVR” from July 10, 2007 to January 11, 2010.  Since January 12, 2010 Mobile’s common stock has been quoted on the NASD OTC Bulletin Board under the symbol “MBYL”.  The table below gives the high and low bid information for each fiscal quarter Mobile’s common stock has been quoted for the last two fiscal years and for the interim period ended November 30, 2010.  The bid information was obtained from Pink OTC Markets Inc. and reflects inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

High & Low Bids
Period ended	High	Low	Source
30 November 2010	$0.18	$0.06	Pink OTC Markets Inc.
31 October 2010	$0.112	$0.05	Pink OTC Markets Inc.
31 July 2010	$0.11	$0.04	Pink OTC Markets Inc.
30 April 2010	$0.18	$0.052	Pink OTC Markets Inc.
31 January 2010	$0.26	$0.05	Pink OTC Markets Inc.
31 October 2009	$0.15	$0.05	Pink OTC Markets Inc.
31 July 2009	$0.26	$0.05	Pink OTC Markets Inc.
30 April 2009	$0.40	$0.21	Pink OTC Markets Inc.
31 January 2009	$0.75	$0.25	Pink OTC Markets Inc.
31 October 2008	$1.32	$0.51	Pink OTC Markets Inc.

Holders of Mobile’s Common Stock

Mobile has approximately 24 holders of record of Mobile’s common stock as of December 2, 2010 according to a shareholders’ list provided by Mobile’s transfer agent as of that date.  The number of registered shareholders does not include any estimate by Mobile of the number of beneficial owners of common stock held in street name.  The transfer agent for Mobile’s common stock is Empire Stock Transfer Inc., 1859 Whitney Mesa Drive, Henderson, Nevada, 89014 and their telephone number is 702-818-5898

Dividends

There are no restrictions in Mobile’s Articles of Incorporation or By-laws that restrict Mobile from declaring dividends.  The Nevada Revised Statutes, however, do prohibit Mobile from declaring dividends where, after giving effect to the distribution of the dividend:

1.	Mobile would not be able to pay its debts as they become due in the usual course of business; or

2.
Mobile’s total assets would be less than the sum of its total liabilities, plus the amount that would be needed to satisfy the rights of stockholders who have preferential rights superior to those receiving the distribution.

Mobile has declared no dividends on its common stock, and is not subject to any restrictions that limit its ability to pay dividends on its shares of common stock.  Dividends are declared at the sole discretion of Mobile’s Board of Directors.

On November 9, 2007, the Board of Directors declared a stock dividend of three shares for every one share of common stock issued.  The stock dividend was paid out on November 23, 2007.

Page - 25

Equity Compensation Plans

Mobile has no equity compensation program including no stock option plan and none are planned for the foreseeable future.

Registration Rights

Mobile has not granted registration rights to the selling stockholders or to any other person.

Rule 144 Shares

Subject to Mobile’s status as a “shell company” as defined by the SEC and discussed below, under Rule 144 a stockholder, including an affiliate of Mobile, may sell shares of common stock after at least six months have elapsed since such shares were acquired from Mobile or an affiliate of Mobile.  Rule 144 further restricts the number of shares of common stock which may be sold within any 90 day period to the greater of one percent of the then outstanding shares of common stock or the average weekly trading volume in the common stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144.  Certain other requirements of Rule 144 concerning availability of public information, manner of sale and notice of sale must also be satisfied.  In addition, a stockholder who is not an affiliate of Mobile, and who has not been an affiliate of Mobile for 90 days prior to the sale, and who has beneficially owned shares acquired from Mobile or an affiliate of Mobile for more than one year may resell the shares of common stock without compliance with the foregoing requirements under Rule 144.

However, since Mobile is classified as a “shell company” for having (1) no or nominal operations and (2) no or nominal assets, then Rule 144 is not available to the stockholders of Mobile and they are not able to sell their shares until Mobile is no longer classified as a “shell company” or the shares are registered.  Stockholders will only be able to rely on Rule 144 and to sell their shares (a) once the shares are registered or (b) one year after Mobile files the required information once it ceases to be a “shell company”.

Subject to the Rule 144 volume limitations and the “shell company” trading restrictions described in the paragraph above, there are currently no shares of Mobile’s common stock that can be sold pursuant to Rule 144.

Page - 26

Financial Statements

Mobile’s fiscal year end is July 31.  Mobile will provide audited financial statements to its stockholders on an annual basis; an Independent Registered Public Accounting Firm will audit the statements.

Mobile’s audited financial statements as of July 31, 2010 and 2009 and for the period from inception (July 13, 2005) to July 31, 2010 immediately follow:

Audited Financial Statements as of July 31, 2010 and 2009

MOBILE DATA CORP.
(formerly Endeavor Explorations Inc.)

(A Development Stage Company)

FINANCIAL STATEMENTS

July 31, 2010 and 2009
(audited)

Page - 27

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of Mobile Data Corp. (Formerly Endeavor Explorations Inc.):

We have audited the accompanying balance sheets of Mobile Data Corp. (a development stage company) as of July 31, 2010 and 2009 and the related statements of operations, cash flows and stockholders’ deficit for the years then ended and the period from July 13, 2005 (inception) through July 31, 2010.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these financial statements present fairly, in all material respects, the financial position of Mobile Data Corp. as of July 31, 2010 and 2009 and the results of its operations and its cash flows for the years then ended and the period from July 13, 2005 (inception) through July 31, 2010 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 1 to the financial statements, the Company has not generated revenues since inception, has incurred losses in developing its business, and further losses are anticipated.  The Company requires additional funds to meet its obligations and the costs of its operations.  These factors raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans in this regard are described in Note 1.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

“DMCL”

DALE MATHESON CARR-HILTON LABONTE LLP
CHARTERED ACCOUNTANTS
Vancouver, Canada
October 29, 2010

Page - 28

MOBILE DATA CORP.
(formerly Endeavor Explorations Inc.)
(A Development Stage Company)
BALANCE SHEETS

	July 31,	July 31,
	2010	2009

ASSETS

CURRENT
Cash	$8,759	$1,665
Prepaid expenses	3,591	4,020
	12,350	5,685

Intellectual property (Note 4)	57,451	-
	$69,801	$5,685

LIABILITIES AND STOCKHOLDERS’ DEFICIT

CURRENT
Accounts payable and accrual liabilities	$48,989	$24,751
Promissory notes payable (Note 5)	276,000	178,541
Due to related parties (Note 6)	13,320	7,340
	338,309	210,632

STOCKHOLDERS’ DEFICIT
Common stock (Note 7)
Authorized:
75,000,000 common shares, $0.001 par value
Issued and outstanding:
23,940,900 common shares (July 31, 2009 – 21,040,000)	23,941	21,040
Additional paid-in capital	418,343	149,513
Deficit accumulated during the development stage	(710,792)	(375,500)
	(268,508)	(204,947)

	$69,801	$5,685
CONTINGENCY (Note 1) COMMITMENT (Note 5) SUBSEQUENT EVENTS (Note 9)

The accompanying notes are an integral part of these financial statements.

Page - 29

MOBILE DATA CORP.
(formerly Endeavor Explorations Inc.)
(A Development Stage Company)
STATEMENTS OF OPERATIONS

			Cumulative from
			July 13, 2005
	Year ended	Year ended	(Inception) to
	July 31,	July 31,	July 31,
	2010	2009	2010

Expenses
Amortization of intellectual property (Note 4)	$19,549	$-	$19,549
Development costs (Note 4)	62,771	-	62,771
Finance charges (Note 5)	181,243	97,585	382,873
Mineral property costs (Note 3)	391	29,600	45,358
Office and other administration expenses	71,338	36,305	200,241

Net loss	$(335,292)	$(163,490)	$(710,792)

Net loss per share - basic and diluted	$(0.01)	$(0.01)

Weighted average number of shares outstanding - basic and diluted	23,129,670	30,728,022

The accompanying notes are an integral part of these financial statements.

Page - 30

MOBILE DATA CORP.
(formerly Endeavor Explorations Inc.)
(A Development Stage Company)
STATEMENTS OF CASH FLOWS
			Cumulative from
	Year ended July 31,	Year ended July 31,	July 13, 2005 (Inception) to July 31,
	2010	2009	2010

Cash Flow From Operating Activities
Net loss	$(335,292)	$(163,490)	$(710,792)
Non-cash items:
Amortization of intellectual property	19,549	-	19,549
Foreign exchange	(53)	(8,435)	(8,489)
Finance charges	181,243	97,585	382,873
Non-cash working capital items:
Prepaid expenses	429	(820)	(3,591)
Accounts payable and accrual liabilities	24,238	6,798	48,989
Net cash used in operations	(109,886)	(68,362)	(271,461)

Cash Flow From Investing Activities
Acquisition of intellectual property	(5,000)	-	(5,000)
Acquisition of mineral property	-	-	(288,824)
Net cash used in investing activities	(5,000)	-	(293,824)

Cash Flow From Financing Activities
Advances from related party	5,980	7,320	13,320
Long-term debt, net	-	(33,365)	218,916
Issuance of capital stock	-	-	46,800
Repurchase shares for cancellation	-	-	(1)
Proceeds from promissory notes payable	116,000	85,000	295,009
Net cash provided by financing activities	121,980	58,955	574,044

Increase (decrease) in cash	7,094	(9,407)	8,759

Cash, beginning	1,665	11,072	-

Cash, ending	$8,759	$1,665	$8,759

Supplemental cash flow information
Cash paid for:
Interest	$-	$-	$-
Income taxes	$-	$-	$-

Non-cash items:
Shares issued for acquisition of intellectual property	$72,000	$-	$72,000
Shares issued for mineral property	$-	$-	$7,000,000
Shares issued on conversion of debt	$18,488	$-	$18,488
The accompanying notes are an integral part of these financial statements.

Page - 31

MOBILE DATA CORP.
(formerly Endeavor Explorations Inc.)
(A development Stage Company)
STATEMENT OF STOCKHOLDERS’ DEFICIT
for the period July 13, 2005 (Inception) to July 31, 2010

				Deficit
				Accumulated
			Additional	During the	Obligation to
	Common Shares		Paid-in	Development	Issue
	Number	Par Value	Capital	Stage	Shares	Total

Balance, July 13, 2005	-	$-	$-	$-	$-	$-
Capital stock issued for cash:
- July 14, 2006 at $0.001 per share	3,000,000	3,000	-	-	-	3,000
- July 14, 2006 at $0.0056 per share	4,250,000	4,250	19,550	-	-	23,800
Net loss	-	-	-	(8,446)	-	(8,446)
Balance, July 31, 2006	7,250,000	7,250	19,550	(8,446)	-	18,354
Net loss	-	-	-	(16,454)	-	(16,454)
Balance, July 31, 2007	7,250,000	7,250	19,550	(24,900)	-	1,900

- August 17, 2007 convertible	-	-	4,600	-	-	4,600
promissory note
- November 1, 2007 stock	21,750,000	21,750	(21,750)	-	-	-
dividend (3:1)
- November 30, 2007 repurchase	(8,000,000)	(8,000)	7,999	-	-	(1)
and cancellation of shares
- December 14, 2007 convertible	-	-	14,409	-	-	14,409
promissory note
- January 18, 2008 issuance of	10,000,000	10,000	6,990,000	-	-	7,000,000
shares in consideration of the
purchase of mineral property
- Accretion expenses of long-term	-	-	115,416	-	-	115,416
debt
- January 23, 2008 private	-	-	-	-	20,000	20,000
placement at $0.50 per share
- March 17, 2008 convertible	-	-	25,000	-	-	25,000
promissory note
- April 15, 2008 convertible	-	-	25,000	-	-	25,000
promissory note
- May 21, 2008 convertible	-	-	25,000	-	-	25,000
promissory note
Net Loss	-	-	-	(187,110)	-	(187,110)
Balance, July 31, 2008	31,000,000	31,000	7,205,224	(212,010)	20,000	7,044,214

- August 14, 2008 convertible	-	-	85,000	-	-	85,000
promissory note
- October 29, 2008 issuance of	40,000	40	19,960	-	(20,000)	-
shares in consideration for private
placement on January 23, 2008
-Cancellation of shares	(10,000,000)	(10,000)	10,000	-	-	-
-Write off of mineral properties	-	-	(7,288,824)	-	-	(7,288,824)
-Debt forgiven	-	-	118,153	-	-	118,153
Net loss	-	-	-	(163,490)	-	(163,490)
Balance, July 31, 2009	21,040,000	21,040	149,513	(375,500)	-	(204,947)

- October 8, 2009 convertible	-	-	10,688	-	-	10,688
promissory note
- October 27, 2009 issuance of	1,000,000	1,000	71,000	-	-	72,000
shares in consideration for
purchase of intellectual property
- November 19, 2009 convertible	1,900,900	1,901	16,587	-	-	18,488
promissory notes
- November 19, 2009 convertible	-	-	8,000	-	-	8,000
promissory note
- December 16, 2009 convertible	-	-	12,000	-	-	12,000
promissory note
- December 16, 2009 convertible	-	-	145,100	-	-	145,100
promissory note re-issuance
- March 1, 2010 convertible	-	-	5,455	-	-	5,455
promissory note
Net loss	-	-	-	(335,292)	-	(335,292)
Balance, July 31, 2010	2 1,940,900	$23,941	$418,343	$(710,792)	$-	$(268,508)

The accompanying notes are an integral part of these financial statements.

Page - 32

MOBILE DATA CORP.
(formerly Endeavor Explorations Inc.)
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
July 31, 2010

1.	NATURE AND CONTINUANCE OF OPERATIONS

Nature of Business

The Company was incorporated in the State of Nevada on July 13, 2005. The Company is a development stage company. The Company was in the business of acquiring, exploring and developing mineral properties and now in the business of acquiring new technologies for development and marketing. Effective January 6, 2010, the Company changed its name to Mobile Data Corp. to reflect the Company’s new direction.

Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As of July 31, 2010, the Company has not yet generated any revenue or achieved profitable operations and has accumulated a deficit of $710,792. Its ability to continue as a going concern is dependent upon the ability of the Company to obtain the necessary financing to meet its obligations and pay its liabilities arising from normal business operations when they come due. The outcome of these matters cannot be predicted with any certainty at this time and raise substantial doubt that the Company will be able to continue as a going concern. These financial statements do not include any adjustments to the amounts and classification of assets and liabilities that may be necessary should the Company be unable to continue as a going concern. Management intends to obtain additional funding by borrowing funds from its directors and officers, issuing promissory notes (see note 9) and/or a private placement of common stock.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The financial statements of the Company have been prepared in accordance with generally accepted accounting principles (“GAAP”) in the United States of America and are presented in US dollars.

Mineral Property Costs

Mineral property acquisition costs are capitalized. Mineral property exploration costs are expensed as incurred until such time as economic reserves are quantified. Mineral properties are reviewed for impairment whenever events and changes in circumstances indicate that the carrying amount may be impaired. In performing the review for impairment, the Company estimates the future cash flows expected to result from use of the asset or its eventual disposition. If the fair value exceeds the carrying value an impairment loss is recognized.

Page - 33

MOBILE DATA CORP.
(formerly Endeavor Explorations Inc.)
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
July 31, 2010

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – Cont’d

Income Taxes

Deferred income taxes are provided for tax effects of temporary differences between the tax basis of asset and liabilities and their reported amounts in the financial statements. The Company uses the liability method to account for income taxes, which requires deferred taxes to be recorded at the statutory rate expected to being in effect when the taxes are paid. Valuation allowances are provided for a deferred tax asset when it is more likely than not that such asset will not be realized.

Management evaluates tax positions taken or expected to be taken in a tax return. The evaluation of a tax position includes a determination of whether a tax position should be recognized in the financial statements and such a position should only be recognized if the Company determines that it is more likely than not that the tax position will be sustained upon examination by the tax authorities, based upon the technical merits of the position. For those tax positions that should be recognized, the measurement of a tax position is determined as being the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement.

Loss Per Share

Basic loss per share is computed by dividing net loss available to common shareholders by the weighted average number of outstanding common shares during the period. Diluted loss per share gives effect to all dilutive potential common shares outstanding during the period. Dilutive loss per share excludes all potential common shares if their effect is anti-dilutive. Because the Company does not have any potentially dilutive securities, diluted loss per share is equal to basic loss per share.

Financial Instruments

The fair value of the Company's financial instruments, consisting of cash, accounts payable, promissory notes payable and amount due to related parties is estimated to be equal to their carrying value. It is management's opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments.

Foreign Currency Translations

Foreign denominated monetary assets and liabilities are translated into their United States dollar equivalents using foreign exchange rates which prevailed at the balance sheet date. Revenue and expenses are translated at average rates of exchange during the period. Related translation adjustments are reported as a separate component of stockholders’ equity, whereas gains or losses resulting from foreign currency transactions are included in results of operations.

Page - 34

MOBILE DATA CORP.
(formerly Endeavor Explorations Inc.)
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
July 31, 2010

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – Cont’d

Stock Based Compensation

The Company accounts for stock based compensation arrangements using a fair value method.

Use of Estimates

The preparation of financial  statements  in  conformity  with US GAAP  requires  management  to  make  estimates  and assumptions  that  affect the  reported  amounts of assets and  liabilities  and disclosure of  contingent  assets and  liabilities  at the date of the financial statements  and the  reported  amounts  of  revenues  and  expenses  during  the reporting period. The Company regularly evaluates estimates and assumptions. The Company  bases its  estimates  and  assumptions  on  current  facts,  historical experience and various other factors that it believes to be reasonable under the circumstances,  the results of which form the basis for making  judgments  about the  carrying  values of assets  and  liabilities  and the  accrual of costs and expenses that are not readily  apparent from other  sources. The actual results experienced  by the  Company  may  differ  materially  and  adversely  from  the Company's  estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected. The most significant estimates with regard to these financial statements relate to carrying values of mineral property and intellectual property, and deferred income tax rates and timing of the reversal of income tax differences.

Long-lived Assets

The carrying value of long-lived assets is reviewed on a regular basis for the existence of facts or circumstances that may suggest impairment.  The Company recognizes impairment when the sum of the expected undiscounted future cash flows is less than the carrying amount of the asset.

Intangible Assets

The Company provides for amortization on intangible assets over a three year period on a straight line basis.

Recent Accounting Pronouncements

Recent pronouncements issued by FASB or other authoritative standards groups with future effective dates are either not applicable or are not expected to be significant to the financial statements of the Company.

Page - 35

MOBILE DATA CORP.
(formerly Endeavor Explorations Inc.)
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
July 31, 2010

3.	MINERAL PROPERTY

Martin Lake Properties
On January 18, 2008, the Company purchased a 100% interest in eight mineral claims known as Martin Lake Properties located in the Uranium City area of Northern Saskatchewan, Canada.  Under the terms of the purchase agreement, the Company must make a cash payment of $290,000 CAD and issue 10,000,000 shares of common shares as follows:

i)	$9,889 ($10,000 CAD) initial payment upon closing (paid);

ii)	10,000,000 shares of the Company’s common stock upon closing (issued); and

iii)
$276,500 ($280,000 CAD) future payments comprised of an $11,850 ($12,000 CAD) payment ninety-two days after the date of closing and every ninety-two days after that date to a maximum of $276,500 ($280,000 CAD).

On July 21, 2009 the Company entered into an agreement with the vendors of the mineral property, one who was the Company’s former president, to return the mineral property in return for the cancellation of 10,000,000 shares issued, with a fair value of $7,000,000 at issuance, on the acquisition of the mineral property (Notes 6 and 7). In addition, the outstanding long term debt of $118,153 due on the property acquisition was forgiven. As part of this transaction the former president resigned. As this transaction was with a related party and resulted in a re-organization of the Company, the resulting loss was recorded as a   component of shareholders’ deficit.

4.	INTELLECTUAL PROPERTY

On October 27, 2009, the Company entered into an Asset Purchase Agreement with Spidex Technologies (“Spidex”) to acquire the following intellectual assets from Spidex:

a)	MDC GPS Trademark for mobile data technology, which is a software application that can run on GPS enabled Smartphones;

b)	Domain Names: MOBILEDATACORP.COM; and

c)	Proprietary Code, which is an experimental Java source code that can send GPS data to a server.

The purchase price consists of a payment of $5,000 and the issuance of 1,000,000 shares of the Company with a fair value of $72,000 (Note 7). The Company incurred legal expenses of $10,000 relating to this acquisition which was expensed during the year ended July 31, 2010.

The intellectual property is amortized over a useful life of three years and $19,549 (July 31, 2009 - $Nil) was expensed during the year ended July 31, 2010.

Page - 36

MOBILE DATA CORP.
(formerly Endeavor Explorations Inc.)
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
July 31, 2010

4.	INTELLECTUAL PROPERTY – cont’d

The Company retained Spidex to provide services to further develop and commercialize the purchased assets for $12,000 per month for a period of one year starting from October 27, 2009. For the year ended July 31, 2010, $36,000 was paid to Spidex and recorded as development costs. As of April 8, 2010, the Company cancelled the services with Spidex. In terms of the Asset Purchase Agreement, the Company is obligated to issue Spidex a license to utilize the intellectual property in the event the Company terminates the service agreement. The terms of the license agreement is to be negotiated between the Company and Spidex. To July 31, 2010, the license agreement terms have not been negotiated and the Company has not granted Spidex the license.

5.	CONVERTIBLE PROMISSORY NOTES PAYABLE

Balance at July 31, 2008	$94,009
August 14, 2008 convertible note issued (a)	85,000
Translation gain	(468)
Balance at July 31, 2009	178,541
October 8, 2009 convertible note issued (b)	28,500
November 19, 2009 convertible note issued (c)	20,000
November 19, 2009 converted to shares (d)	(4,600)
November 19, 2009 converted to shares (d)	(13,888)
December 16, 2009 convertible notes issued (e)	15,000
March 1, 2010 convertible note issued (g)	20,000
May 4, 2010 convertible note issued (h)	10,000
June 22, 2010 convertible note issued (i)	10,000
July 27, 2010 convertible note issued (j)	12,500
Translation gain	(53)
Balance at July 31, 2010	$276,000

a)
On August 14, 2008, the Company issued a convertible promissory note with a principal amount of $85,000. The note is unsecured, payable on demand and does not bear any interest. The note, or any part thereof, can be converted, at the discretion of the lender, to one share of the Company for each $0.50 outstanding in principal. At conversion, the maximum number of shares that will be issued is 170,000. The beneficial conversion feature of $212,500 was limited to $85,000, being the face value of the note. The beneficial conversion feature was expensed as a finance charge.

Page - 37

MOBILE DATA CORP.
(formerly Endeavor Explorations Inc.)
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
July 31, 2010

5.	CONVERTIBLE PROMISSORY NOTES PAYABLE – Cont’d

b)
On October 8, 2009, the Company issued a convertible promissory note with a principal amount of $28,500. The note is unsecured, payable on demand and does not bear any interest. The note, or any part thereof, can be converted, at the discretion of the lender, to one share of the Company for each $0.08 outstanding in principal. At conversion, the maximum number of shares that will be issued is 356,250. The beneficial conversion feature of $10,688 was expensed as a finance charge.

c)
On November 19, 2009, the Company issued a convertible promissory note with a principal amount of $20,000. The note is unsecured, payable on demand and does not bear any interest. The note, or any part thereof, can be converted, at the discretion of the lender, to one share of the Company for each $0.05 outstanding in principal. At conversion, the maximum number of shares that will be issued is 400,000. The beneficial conversion feature of $8,000 was expensed as a finance charge.

d)
On November 19, 2009, the Company issued 1,900,900 shares on the conversion of convertible promissory notes issued  to the Company’s president for amounts of $4,600 issued on August 17, 2007 and $13,888 (CDN$15,000) issued on December 14, 2007.

e)
On December 16, 2009, the Company issued two convertible promissory notes with a principal amount of $15,000. The notes are unsecured, payable on demand and do not bear any interest. The notes, or any part thereof, can be converted, at the discretion of the lenders, to one share of the Company for each $0.05 outstanding in principal. At conversion, the maximum number of shares that will be issued is 300,000. The beneficial conversion feature of $12,000 was expensed as a finance charge.

f)
On December 16, 2009, the Company issued two new convertible promissory notes of $133,500 and $75,000 to replace promissory notes issued previously. The notes are unsecured, payable on demand and do not bear any interest. The notes, or any part thereof, can be converted to one share of the Company for each $0.05 outstanding in principal. Among the original convertible promissory notes, $160,000 was convertible into one share of the Company for each $0.50 outstanding in principal, $28,500 was convertible into one share of the Company for each $0.08 outstanding in principal and $20,000 was convertible into one share of the Company for each $0.05 outstanding in principal. At conversion, the maximum number of shares that will be issued is 4,170,000. The beneficial conversion feature of $145,100 was expensed as a finance charge.

Page - 38

MOBILE DATA CORP.
(formerly Endeavor Explorations Inc.)
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
July 31, 2010

5.           CONVERTIBLE PROMISSORY NOTES PAYABLE – Cont’d

g)
On March 1, 2010, the Company issued a convertible promissory note with a principal amount of $20,000. The note is unsecured, payable on demand and does not bear any interest. The note, or any part thereof, can be converted, at the discretion of the lender, to one share of the Company for each $0.11 outstanding in principal. At conversion, the maximum number of shares that will be issued is 181,818. The beneficial conversion feature of $5,455 was expensed as a finance charge.

h)
On May 4, 2010, the Company issued a convertible promissory note with a principal amount of $10,000. The note is unsecured, payable on demand and does not bear any interest. The note, or any part thereof, can be converted, at the discretion of the lender, to one share of the Company for each $0.05 outstanding in principal. At conversion, the maximum number of shares that will be issued is 200,000. There was no beneficial conversion feature resulting from this issuance as the conversion prices equalled to market price on the issuance date.

i)
On June 22, 2010, the Company issued a convertible promissory note with a principal amount of $10,000. The note is unsecured, payable on demand and does not bear any interest. The note, or any part thereof, can be converted, at the discretion of the lender, to one share of the Company for each $0.05 outstanding in principal. At conversion, the maximum number of shares that will be issued is 200,000. There was no beneficial conversion feature resulting from this issuance as the conversion prices equalled to market price on the issuance date.

j)
On July 27, 2010, the Company issued a convertible promissory note with a principal amount of $12,500. The note is unsecured, payable on demand and does not bear any interest. The note, or any part thereof, can be converted, at the discretion of the lender, to one share of the Company for each $0.05 outstanding in principal. At conversion, the maximum number of shares that will be issued is 250,000. There was no beneficial conversion feature resulting from this issuance as the conversion price equalled to market price on the issuance date.

6.      RELATED PARTY TRANSACTIONS

The Company has a balance owing to a director in the amount of $13,320 as at July 31, 2010 (July 31, 2009: $7,340). The amount is non-interest bearing, unsecured, with no stated terms of repayment.

During the year ended July 31, 2009, the Company returned mineral properties to its former president in return for cancellation of shares and the forgiveness of debt (Notes 3 and 7).

The related party transactions are measured at the exchange amount, which represent the amounts agreed to between the related parties.

Page - 39

MOBILE DATA CORP.
(formerly Endeavor Explorations Inc.)
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
July 31, 2010

7.      COMMON STOCK

The total number of common shares authorized that may be issued by the Company is 75,000,000 shares with a par value of $0.001 per share.

On January 23, 2008, the company received $20,000 for 40,000 common shares at $0.50 per share in accordance with a private placement.  These shares were issued on Oct 29, 2008.

On July 31, 2009, 10,000,000 shares were surrendered by the former president of the Company (Notes 3 and 6). These shares were cancelled before July 31, 2009.

On October 27, 2009, 1,000,000 shares were issued in consideration for the purchase of intellectual property for a fair value of $72,000 (Note 4).

On November 19, 2009, 1,900,900 shares were issued on the conversion of promissory notes into shares at $0.01 per share (Note 5).

At July 31, 2010 (July 31, 2009 – nil), there were no outstanding stock options or warrants.

8.	INCOME TAXES

The provision for income taxes reported differs from the amounts computed by applying aggregate income tax rates for the loss before tax provision are as follows:

	2010	2009

Loss before income taxes	$(335,292)	$(163,490)
Statutory tax rate	35%	35%

Expected recovery of income taxes computed at standard rates	117,352	57,221
Non-deductible item	(64,435)	(34,155)
Change in valuation allowance	(53,917)	(23,066)

Income tax provision	$-	$-

The approximate tax effect of the temporary difference that gives rise to the Company’s deferred tax asset is as follows:

	2010	2009
Components of deferred tax assets and liabilities:
Non capital loss carry forwards	$369,881	$315,964
Less: valuation allowance	(369,881)	(315,964)

Net deferred tax asset	$-	$-

Page - 40

MOBILE DATA CORP.
(formerly Endeavor Explorations Inc.)
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
July 31, 2010

8.           INCOME TAXES – cont’d

The Company has available net operating loss carry forwards of approximately $1,056,000 (2009: $902,000) for tax purposes to offset future taxable income, which expires beginning 2026. The potential deferred tax benefits of these losses carried-forward have not been reflected in these financial statements due to the uncertainty regarding their ultimate realization.

The Company has not filed income tax returns since inception in the United States.  The taxing authorities prescribe penalties for failing to file certain tax returns and supplemental disclosures. Upon filing there could be penalties and interest assessed. Such penalties vary by jurisdiction and by assessing practices and authorities. As the Company has incurred losses since inception there would be no known or anticipated exposure to penalties for income tax liability. However, certain jurisdictions may assess penalties for failing to file returns and other disclosures and for failing to file other supplementary information associated with foreign ownership, debt and equity positions. Inherent uncertainties arise over tax positions taken with respect to transfer pricing, related party transactions, tax credits, tax based incentives and stock based transactions. Management has considered the likelihood and significance of possible penalties associated with its current and intended filing positions and has determined, based on their assessment, that such penalties, if any, would not be expected to be material.

9.	SUBSEQUENT EVENTS

On August 17, 2010, the Company signed a convertible promissory note for a principal amount of $10,000.  The note is interest free, payable on demand, and each $0.08 of principal can be converted into one common share of the Company.

On August 23, 2010, the Company signed a convertible promissory note for a principal amount of $10,000.  The note is interest free, payable on demand, and each $0.08 of principal can be converted into one common share of the Company.

On September 10, 2010, the Company signed a convertible promissory note for a principal amount of $25,000.  The note is interest free, payable on demand, and each $0.07 of principal can be converted into one common share of the Company.

On September 24, 2010, the Company signed a promissory note for a principal amount of $2,000 with a director of the Company.  The note bears interest rate of 8% per annum and is unsecured and payable on demand.

Page - 41

Management’s Discussion and Analysis of Financial Condition

General

This discussion should be read in conjunction with the July 31, 2010 audited financial statements, the notes, and the tables included elsewhere in this registration statement.  Management’s discussion and analysis contains forward-looking statements that are provided to assist in the understanding of anticipated future performance.  However, future performance involves risks and uncertainties that may cause actual results to differ materially from those expressed in the forward-looking statements.  See “Forward-looking Statements” below for more details.

Mobile was incorporated in the State of Nevada on July 13, 2005.  On January 6, 2010, the company changed its name from “Endeavor Explorations Inc.” to “Mobile Data Corp.”

During part of the fiscal period ended October 31, 2009, Mobile was a startup exploration stage company without operations.  Subsequently, management decided to expand Mobile’s focus and identify and assess new projects for acquisition purposes that are more global in nature and technology-based.

MDC GPS Technology

In October 2009, Mobile entered into a letter of intent dated September 29, 2009 with Spidex Technologies (the “Letter of Intent”) for the acquisition of all of the right, title and interest in a mobile data technology for Smartphones (the “Technology”), also known as MDC GPS technology.  See Exhibit 10.3 – Letter of Intent for more details.

After conducting its due diligence on the Technology, Mobile entered into an asset purchase agreement dated October 27, 2009 with Spidex Technologies for the acquisition of all of the right, title and interest in the Technology.  See Exhibit 10.4 – Asset Purchase Agreement for more details.

The financial statements for the year ended July 31, 2010 have been prepared assuming Mobile will continue as a going concern.  Mobile has incurred net losses of approximately $335,292 and $163,490 for the years ended July 31, 2010 and 2009.  The report of the independent registered public accounting firm on Mobile’s financial statements as of and for the year ended July 31, 2010 includes a ‘going concern’ explanatory paragraph which means that the accounting firm has expressed substantial doubt about Mobile’s ability to continue as a going concern.  Management’s plans with respect to these matters are described in this section and in its financial statements, and does not include any adjustments that might result from the outcome of this uncertainty.  There is no guarantee that Mobile will be able to raise the funds or raise further capital for the operations planned in the future.

Financial Condition

As at July 31, 2010, Mobile had a cash balance of $8,759.  Management does not anticipate generating any revenue for the foreseeable future.  When additional funds become required, the additional funding will come from equity financing from the sale of Mobile’s common stock or sale of its assets.  If Mobile is successful in completing an equity financing, existing shareholders will experience dilution of their interest in Mobile.  Mobile does not have any financing arranged and Mobile cannot provide investors with any assurance that Mobile will be able to raise sufficient funding from the sale of its common stock.  In the absence of such financing, Mobile’s business will fail.

Based on the nature of Mobile’s business, management anticipates incurring operating losses in the foreseeable future.  Management bases this expectation, in part, on the fact that very few technology companies in the development stage ultimately develop, market, and successfully sell their products.  Mobile’s future financial results are also uncertain due to a number of factors, some of which are outside its control.  These factors include, but are not limited to:

●     Mobile’s ability to raise additional funding;
●     the competitive market for similar technology and the pricing of such technology;
●     the results of Mobile’s proposed research and development on its Technology; and
●     Mobile’s ability to find joint venture partners for the development of its Technology.

Due to Mobile’s lack of operating history and present inability to generate revenues, Mobile’s auditors have stated their opinion that there currently exists a substantial doubt about Mobile’s ability to continue as a going concern.  Even if Mobile completes its proposed phases of its plan of operation, and it is successful in developing and marketing the Technology, Mobile will have to spend substantial funds on further research and development and marketing before it will know whether is plan of operation will be successful.

Page - 42

Functional Currency

Mobile’s functional currency is the United States dollar.  Mobile has determined that its functional currency is the United States dollar for the following reasons:

●      Mobile’s current and future financings are and will be in United States dollars;
●      Mobile maintains a majority of its cash holdings in United States dollars;
●      any potential sales of the Technology will be undertaken in United States dollars;
●      a majority of Mobile’s administrative expenses are undertaken in United States dollars; and
●      all cash flows are generated in United States dollars.

Liquidity

Mobile’s internal sources of liquidity will be loans that may be available to Mobile from management.  Management has previously loaned Mobile donated services and rent.  Though Mobile has no written arrangements with any of its directors or officers, Mobile expects that the directors or officers will provide Mobile with internal sources of liquidity, if it is required.

Also, Mobile’s external sources of liquidity will be private placements for equity conducted outside the United States.  During the 2010 fiscal year end, Mobile did not complete any definitive arrangements for any external sources of liquidity.

Capital Resources

As of July 31, 2010, Mobile had total assets of $69,801, consisting of cash, prepaid expenses, and intellectual property, and total liabilities of $338,309 for a net working capital of $(268,508), compared with a net working capital of $(204,947) as of July 31, 2009.  The primary reason for the decrease in the net working capital was the increase in promissory notes payable.  The assets consisted of $8,759 in cash, $3,591 in prepaid expenses, and $57,451 in intellectual property.  The liabilities consisted of $48,989 in accounts payable and accrual liabilities, $276,000 in promissory notes payable, and $13,320 due to related parties.

There are no assurances that Mobile will be able to achieve further sales of its common stock or any other form of additional financing.  If Mobile is unable to achieve the financing necessary to continue its plan of operations, then Mobile will not be able to continue its development of the Technology and its business will fail.

Cash Flow From Operating Activities

For the fiscal year ended July 31, 2010, the net loss in cash flow from operating activities increased to $109,886 compared with $68,362 for the same period in the previous fiscal year.

At July 31, 2010, Mobile had cash of $8,759.  During the fiscal year ended July 31, 2010, Mobile used $109,886 in cash for operating activities.  The increase in use of cash for operating activities was due to an increase in accounts payables and accrual liabilities, foreign exchange, and prepaid expenses.

Cash Flow From Investing Activities

Cash flow from investing activities was $(5,000) for the fiscal year ended July 31, 2010 as compared with $nil of cash used for the same period in the previous fiscal year.

Cash Flow From Financing Activities

Net cash flows provided by financing activities increased to $121,980 for the fiscal year ended July 31, 2010 as compared with financing activities of $58,995 for the same period in the previous fiscal year, primarily as a result of the decrease in long-term debt and an increase in proceeds from promissory notes payable.

Results of Operation for the Year Ended July 31, 2010

Mobile has had no operating revenues since its inception on July 13, 2005, through to July 31, 2010.  Mobile’s activities have been financed from the proceeds of share subscriptions and debt financings.  From its inception, on July 13, 2005, to July 31, 2010 Mobile has raised a total of $46,800 from private offerings of its common stock.

Mobile has not attained profitable operations and is dependent upon obtaining financing to pursue future acquisitions.  For these reasons, there is substantial doubt that Mobile will be able to continue as a going concern.

Page - 43

References to the discussion below to fiscal 2010 are to Mobile’s fiscal year ended on July 31, 2010.  References to fiscal 2009 are to Mobile’s fiscal year ended July 31, 2009.

	Accumulated from July 13, 2005 (Date of Inception) to July 31, 2010 $	For the Year Ended July 31, 2010 $	For the Year Ended July 31, 2009 $
	(Audited)	(Audited)	(Audited)
Revenue	–	–	–

Expenses

Amortization of intellectual property	19,549	19,549	-
Development Costs	62,771	62,771	-
Finance charges	382,873	181,243	97,585
Mineral property costs	45,358	391	29,600
Office and other administration expenses	200,241	71,338	36,305

Net Loss	(710,792)	(335,292)	(163,490)

Development Costs

Development costs include costs for software development and testing.

Mineral Property Costs

Mineral property costs incurred during fiscal 2010 were attributable to the payments made to maintain title to Mobile’s mineral claims.  A total of $391 was spent on Mobile’s exploration program on the Martin Lake Claims.

Finance Charges

Finance charges include the beneficial conversion features of $181,243 for the promissory note.

Office and Administration Expenses

Office and other administration expenses includes office rent and professional expenses, which include legal, accounting and auditing expenses associated with Mobile’s corporate organization, the preparation of Mobile’s financial statements and Mobile’s continuous disclosure filings with the Securities and Exchange Commission.

Inflation

Management does not believe that inflation will have a material impact on Mobile’s future operations.

Off-balance sheet arrangements

Mobile has no off-balance sheet arrangements including arrangements that would affect its liquidity, capital resources, market risk support and credit risk support or other benefits.

Contingencies and Commitments

Mobile has no contingencies or long-term commitments.

While Mobile has raised capital to meet its working capital and financing needs in the past, additional financing is required in order to fully complete its plan of operation and launch its business operations.  Mobile is seeking financing in the form of equity in order to provide the necessary working capital.  Mobile currently has no commitments for financing.  There are no assurances Mobile will be successful in raising the funds required.

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Critical Accounting Policies and Estimates

Mobile’s financial statements and accompanying notes are prepared in accordance with generally accepted accounting principles in the United States.  Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses.  These estimates and assumptions are affected by management’s application of accounting policies.  Management believes that understanding the basis and nature of the estimates and assumptions involved with the following aspects of Mobile’s financial statements is critical to an understanding of Mobile’s financial statements.

Use of Estimates
The preparation of financial statements in accordance with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses in the reporting period.  Mobile regularly evaluates estimates and assumptions related to donated expenses, carrying values of mineral property and intellectual property, and deferred income tax asset valuations.  Mobile bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources.  The actual results experienced by Mobile may differ materially and adversely from Mobile’s estimates.  To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

Financial Instruments
The fair values of financial instruments, which include cash, accounts payable, accrued liabilities, promissory notes payable, and due to related parties were estimated to approximate their carrying values due to the immediate or short-term maturity of these financial instruments.  Mobile’s operations are in Canada, which results in exposure to market risks from changes in foreign currency rates.  The financial risk is the risk to Mobile’s operations that arise from fluctuations in foreign exchange rates and the degree of volatility of these rates.  Currently, Mobile does not use derivative instruments to reduce its exposure to foreign currency risk.

Stock Based Compensation
Mobile accounts for stock based compensation arrangements using a fair value method and records such expenses on a straight-line basis over the vesting period.

To date Mobile has not adopted a stock option plan and has not granted any stock options.

Mineral Property Costs
Mineral property acquisition costs are capitalized.  Mineral property exploration costs are expensed as incurred until such time as economic reserves are quantified.  Mineral properties are reviewed for impairment whenever events and changes in circumstances indicate that the carrying amount may be impaired.  In performing the review for impairment, Mobile estimates the future cash flows expected to result from use of the asset or its eventual disposition. If the fair value exceeds the carrying value an impairment loss is recognized.

Recent Accounting Pronouncements

In June 2009, the FASB issued a standard that established the FASB Accounting Standards Codification (“ASC”) and amended the hierarchy of U.S. GAAP such that the ASC became the single source of authoritative non-governmental U.S. GAAP. The ASC did not change current U.S. GAAP, but was intended to simplify user access to all authoritative U.S. GAAP by providing all authoritative literature related to a particular topic in one place. All previously existing accounting standard documents were superseded and all other accounting literature not included in the ASC is considered non-authoritative. New accounting standards issued subsequent to June 30, 2009 are communicated by the FASB through Accounting Standards Updates (“ASU”s). This standard did not have an impact on the Company’s results of operations or financial condition. However, references in the notes to the financial statements previously made to various former authoritative U.S. GAAP pronouncements have been changed to reflect the appropriate section of the ASC.

In May 2009, the FASB established general standards for accounting and disclosure of events that occur after the balance sheet date but before the financial statements are issued or are available to be issued.  The pronouncement required the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date, whether that date represents the date the financial statements were issued or were available to be issued.  In February 2010, the FASB amended this standard whereby SEC filers, like Mobile, are required by GAAP to evaluate subsequent events through the date its financial statements are issued, but are no longer required to disclose in the financial statements that Mobile has done so or disclose the date through which subsequent events have been evaluated.

Forward-looking Statements

This registration statement contains forward-looking statements within the meaning of the federal securities laws that involve risks and uncertainties.  Statements that are not historical facts, including statements about management’s beliefs and expectations, are forward-looking statements.  Forward-looking statements include statements preceded by, followed by, or that include the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend,” or similar expressions.  These statements include, among others, statements regarding Mobile’s current expectations, estimates and projections about future events and financial trends affecting the financial condition and operations of its business.  Forward-looking statements are only predictions and not guarantees of performance and speak only as of the date they are made.  Mobile undertakes no obligation to update any forward-looking statement in light of new information or future events.

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Although management believes that the expectations, estimates and projections reflected in the forward-looking statements are based on reasonable assumptions when they are made, Mobile can give no assurance that these expectations, estimates and projections can be achieved.  Management believes the forward-looking statements in this registration statement are reasonable; however, you should not place undue reliance on any forward-looking statement, as they are based on current expectations.  Future events and actual results may differ materially from those discussed in the forward-looking statements.  Factors that could cause actual results to differ materially from Mobile’s expectations include, but are not limited to:

•	changes in federal or state laws and regulations to which Mobile is subject, including tax and employment laws and regulations,
•	conditions of the capital markets that Mobile utilizes to access capital,
•	the ability to raise capital in a cost-effective way,
•	the effect of changes in accounting policies, if any,
•	the ability of Mobile to manage its growth,
•	the ability to control costs,
•	Mobile’s ability to achieve and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002,
•	changes in general economic conditions in the United States and changes in the industries in which Mobile conducts its business, and
•	the costs and effects of legal and administrative claims and proceedings against Mobile.

For a more detailed discussion of these and other risks that may impact Mobile’s business, see “Risk Factors” beginning on page 7.

Changes In and Disagreements With Accountants on Accounting and Financial Disclosure

Since inception on July 13, 2005, there were no disagreements with Mobile’s accountants on any matter of accounting principle or practices, financial statement disclosure or auditing scope or procedure.  In addition, there were no reportable events as described in Item 304 of Regulation S-K that occurred within Mobile’s two most recent fiscal years and the subsequent interim periods.

Directors, Executive Officers, Promoters and Control Persons

The directors named below will serve until the next annual meeting of the stockholders.  Thereafter, directors will be elected for one-year terms at the annual stockholders’ meeting.  Officers will hold their positions at the discretion of the board of directors, absent any employment agreement, of which none currently exists or is contemplated.  There is no arrangement or understanding between the directors and officers and any other person pursuant to which any director or officer was to be selected as a director or officer.

The names, addresses, ages and positions of Mobile’s officers and directors that held their positions during or since the fiscal year ended July 31, 2010 are set forth below:

Name and Address	Age	Positions
Steven Cozine 701-1460 Barclay Street Vancouver, British Columbia V6G 1J5 Canada	45	President, Chief Executive Officer, and director
Belkis Jimenez Rivero 601 – 980 Cooperage Way Vancouver, British Columbia V6B 0C3 Canada	41	Chief Financial Officer, Treasurer, Corporate Secretary and director

Biographical information

Steven Cozine

Steven Cozine ●  Mr. Cozine (45 years old) has been a director, and the President and Chief Executive Officer of Mobile since January 2010.  Mr. Cozine has been the CFO and a director of Madison Explorations, Inc, since June 2007.    From February 2005 to March 2007 Mr. Cozine served as the primary officer and director of Zandaria Ventures Inc., a U.S. reporting public company.  From May 1993 to August 1999 Mr. Cozine was a director of Kelso Technologies, Inc., (a British Columbia reporting company), which he rejoined in Fall 2006 as a Vice President.  Mr. Cozine has over 18 years of experience as a director and officer of publicly listed companies, serving in the both product development, marketing, and corporate communications roles.  Since 2001, Mr. Cozine has been an independent consultant working with public companies.  Mr. Cozine intends to devote approximately 15% of his business time to the affairs of Mobile.

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Belkis Jimenez Rivero

Belkis Jimenez Rivero ● Ms. Jimenez Rivero (41) has been a director and the CFO, treasurer, and corporate secretary of Mobile since July 2005 and was the President and CEO of Mobile from July 2009 to January 2010.  Ms. Jimenez Rivero has been the President of Belkis Fashions, a private boutique fashion design, manufacturer and distribution company in Vancouver, British Columbia since May 1999.  Ms. Jimenez Rivero does not have any professional training or technical credentials in the exploration, development and operation of mines.  Ms. Jimenez Rivero intends to devote approximately 20% of her business time to the affairs of Mobile.

Conflicts of Interest

Mobile does not have any written procedures in place to address conflicts of interest that may arise between its business and the future business activities of its directors and executive officers.

Audit Committee Financial Expert

Mobile has no financial expert.  Management believes the cost related to retaining a financial expert at this time is prohibitive.  Mobile’s Board of Directors has determined that it does not presently need an audit committee financial expert on the Board of Directors to carry out the duties of the Audit Committee.  Mobile’s Board of Directors has determined that the cost of hiring a financial expert to act as a director of Mobile and to be a member of the Audit Committee or otherwise perform Audit Committee functions outweighs the benefits of having a financial expert on the Audit Committee.

Significant Employees and Consultants

Mobile has no significant employees other than the directors and officers of Mobile.

Family Relationships

There are no family relationships among the directors, executive officers or persons nominated or chosen by Mobile to become directors or executive officers.

Involvement in Certain Legal Proceedings

During the past ten years, none of Mobile’s directors or officers has been:

●	a general partner or executive officer of any business against which any bankruptcy petition was filed, either at the time of the bankruptcy or two years prior to that time;
●	convicted in a criminal proceeding or named subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
●
subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities;

●
subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity, or to be associated with persons engaged in any such activity;

●
found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

●
found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

●
the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

●	any Federal or State securities or commodities law or regulation; or
●
any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or

●	any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or
●
the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization, any registered entity, or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

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Executive Compensation

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to Mobile’s Officer for all services rendered in all capacities to Mobile for the fiscal periods indicated.

SUMMARY COMPENSATION TABLE

Name and principal position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan ($) (g)	Non-qualified Deferred Compen- sation Earnings ($) (h)	All other compen-sation ($) (i)	Total ($) (j)
Steven Cozine President - CEO Jan 2010 - present	2008 2009 2010	n/a n/a nil	n/a n/a nil	n/a n/a nil	n/a n/a nil	n/a n/a nil	n/a n/a nil	n/a n/a nil	n/a n/a nil
Belkis Jimenez Rivero CFO Jul 2005 – present President - CEO Nov 2007 –Jan 2008 July 2009 – Jan 2010	2008 2009 2010	nil nil nil	nil nil nil	nil nil nil	nil nil nil	nil nil nil	nil nil nil	nil nil nil	nil nil nil
Walter Stunder President - CEO Jan 2008 - July 2009	2008 2009 2010	nil nil n/a	nil nil n/a	nil nil n/a	nil nil n/a	nil nil n/a	nil nil n/a	nil nil n/a	nil nil n/a
Robin Forshaw CEO Jul 2005 – Nov 2007	2008 2009 2010	nil n/a n/a	nil n/a n/a	nil n/a n/a	nil n/a n/a	nil n/a n/a	nil n/a n/a	nil n/a n/a	nil n/a n/a

Mobile’s director has not received any monetary compensation as a director since Mobile’s inception to the date of this prospectus. Mobile currently does not pay any compensation to its director serving on its board of directors.

Stock Option Grants

Since Mobile’s inception, no stock options, stock appreciation rights, or long-term incentive plans have been granted, exercised or repriced.

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Employment Agreements

Currently, there are no arrangements between Mobile and any of its directors whereby such directors are compensated for any services provided as directors.

There are no employment agreements between Mobile and any named executive officer, and there are no employment agreements or other compensating plans or arrangements with regard to any named executive officer which provide for specific compensation in the event of resignation, retirement, other termination of employment or from a change of control of Mobile or from a change in a named executive officer’s responsibilities following a change in control.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of the date of this prospectus, the number of shares of common stock owned of record and beneficially by executive officers, directors, and persons who hold 5% or more of the outstanding common stock of Mobile.

Title of Class	Name and Address of Beneficial Owner	Number of Shares Owned Beneficially	Percent of Class Owned Prior To This Offering (1)
shares of common stock	Belkis Jimenez Rivero 601 – 980 Cooperage Way Vancouver, British Columbia V6B 0C3 Canada	5,900,900	19.7%
shares of common stock	Steven Cozine 701-1460 Barclay Street Vancouver, British Columbia V6G 1J5 Canada	Nil	0%
shares of common stock	All executive officers and directors as a group	5,900,900	19.7%
(1)	The percent of class is based on 30,016,528 shares of common stock issued and outstanding as of December 2, 2010.

Each person listed above has full voting and investment power with respect to the shares indicated.  Under the rules of the Securities and Exchange Commission, a person (or a group of persons) is deemed to be a “beneficial owner” of a security if he or she, directly or indirectly, has or shares power to vote or to direct the voting of such security.  Accordingly, more than one person may be deemed to be a beneficial owner of the same security.  A person is also deemed to be a beneficial owner of any security, which that person has the right to acquire within 60 days, such as options or warrants to purchase Mobile’s common stock.

Transactions with Related Persons, Promoters and
Certain Control Persons

(a)           Transactions with Related Persons

Since the beginning of Mobile’s last fiscal year, no director, executive officer, security holder, or any immediate family of such director, executive officer, or security holder has had any direct or indirect material interest in any transaction or currently proposed transaction, which Mobile was or is to be a participant, that exceeded the lesser of (1) $120,000 or (2) one percent of the average of Mobile’s total assets at year-end for the last three completed fiscal years, except for the following:

1.	Mineral Property Purchase Agreement

On January 18, 2008, Mobile entered into a mineral property purchase agreement to acquire the Martin Lake Claims.  Pursuant to the terms of the mineral property purchase agreement, Mobile issued Walter Stunder, its then CEO and President, 10 million restricted common shares and granted Mr. Stunder a ½% net smelter return as part of the consideration paid for Mobile’s 100% interest in the Martin Lake Claims.  See Exhibit 10.2 – Mineral Property Purchase Agreement for more details.

(b)           Review, approval or ratification of transactions with related persons

Currently Mobile does not have any policies and procedures for the review, approval, or ratification of transactions with related persons.

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(c)           Promoters and certain control persons

During the past five fiscal years, Robin Forshaw, Walter Stunder, Belkis Jimenez Rivero, and Steven Cozine have been promoters of Mobile’s business, but none of these promoters have received anything of value from Mobile nor is any person entitled to receive anything of value from Mobile for services provided as a promoter of the business of Mobile.

(d)           Director independence

Mobile’s board of directors currently consists of Steven Cozine and Belkis Jimenez Rivero.  Pursuant to Item 407(a)(1)(ii) of Regulation S-K of the Securities Act, Mobile’s board of directors has adopted the definition of “independent director” as set forth in Rule 4200(a)(15) of the NASDAQ Manual.  In summary, an “independent director” means a person other than an executive officer or employee of Mobile or any other individual having a relationship which, in the opinion of Mobile’s board of directors, would interfere with the exercise of independent judgement in carrying out the responsibilities of a director, and includes any director who accepted any compensation from Mobile in excess of $200,000 during any period of 12 consecutive months with the three past fiscal years.  Also, the ownership of Mobile’s stock will not preclude a director from being independent.

In applying this definition, Mobile’s board of directors has determined that neither Mr. Cozine nor Ms. Jimenez Rivero qualify as an “independent director” pursuant to Rule 4200(a)(15) of the NASDAQ Manual.

As of the date of the report, Mobile did not maintain a separately designated compensation or nominating committee.
Mobile has also adopted this definition for the independence of the members of its audit committee.  Steven Cozine and Belkis Jimenez Rivero serve on Mobile’s audit committee.  Mobile’s board of directors has determined that neither Mr. Cozine nor Ms. Jimenez Rivero are “independent” for purposes of Rule 4200(a)(15) of the NASDAQ Manual, applicable to audit, compensation and nominating committee members, and are not “independent” for purposes of Section 10A(m)(3) of the Securities Exchange Act.

Disclosure of Commission Position of Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Mobile pursuant to provisions of the State of Nevada, Mobile has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

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Dealer Prospectus Delivery Obligation

Until April 30, 2011, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

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Part II - Information Not Required In Prospectus

Other Expenses of Issuance and Distribution

The estimated costs of this offering are as follows:

SEC Registration Fee	$500
Legal Fees and Expenses	20,000
Accounting Fees and Expenses	500
Auditor Fees and Expenses	500
Electronic Filing Fees	2,000
Printing Costs	500
Transfer Agent Fees	3,000

Total	$27,000

All amounts are estimates. Mobile is paying all expenses listed above.  None of the above expenses of issuance and distribution will be borne by the selling stockholders.  The selling stockholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Indemnification of Directors and Officers

As permitted by Nevada law, Mobile’s Bylaws provide that it will indemnify Mobile’s directors and officers against expenses and liabilities they incur to defend, settle or satisfy any civil or criminal action brought against them on account of their being or having been directors or officers of Mobile.

Exclusion of Liabilities

Pursuant to the laws of the State of Nevada, Mobile’s Articles of Incorporation exclude personal liability for its directors for monetary damages based upon any violation of their fiduciary duties as directors, except as to liability for any breach of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, acts in violation of Section 7-106-401 of the Nevada Business Corporation Act, or any transaction from which a director receives an improper personal benefit.  This exclusion of liability does not limit any right, which a director may have to be indemnified, and does not affect any director’s liability under federal or applicable state securities laws.

Disclosure of Commission position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Mobile pursuant to provisions of the State of Nevada, Mobile has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

Recent Sales of Unregistered Securities

In the past three fiscal years, Mobile has sold the following securities that were not registered under the Securities Act of 1933.

November 2007 - Stock dividend

On November 9, 2007, the board of directors of Mobile declared a stock dividend on its outstanding shares of common stock.  For every share that a shareholder owned on November 21, 2007, that shareholder received an additional three (3) shares on November 23, 2007.  On November 26, 2007, the stock dividend was ex-dividend and Mobile’s trading price was adjusted accordingly.  The stock dividend resulted in an increase of the Mobile’s issued and outstanding share capital from 7,250,000 shares of common stock to 29,000,000 shares of common stock.

December 2007 – Return to Treasury

On December 3, 2007, there was a change in control in the voting shares of Mobile. The basis of the change in control was a cancellation of 8 million shares, which were returned to treasury.  As a result of the change of Robin Forshaw’s role with Mobile, Mr. Forshaw agreed to return 8,000,000 of his shares to Mobile for cancellation, which represented 27.6% of the issued and outstanding shares of common stock in the capital of Mobile.

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January 2008 - $0.50 Private Placement Offering

On January 23, 2008, the board of directors authorized the issuance of 40,000 restricted shares of common stock at a subscription price of $0.50 per restricted share.  Mobile raised $20,000 in cash in this closing, and issued an aggregate 40,000 restricted shares of common stock to one non-US subscriber outside the United States.  Mobile set the value of the restricted shares arbitrarily without reference to its assets, book value, revenues or other established criteria of value.  All the restricted shares issued in this offering were issued for investment purposes in a “private transaction”.

For the one non-US subscriber outside the United States in this closing, Mobile relied upon Section 4(2) of the Securities Act of 1933 and Rule 903 of Regulation S promulgated pursuant to that Act by the Securities and Exchange Commission.  Management is satisfied that Mobile complied with the requirements of the exemption from the registration and prospectus delivery of the Securities Act of 1933.  The offering was not a public offering and was not accompanied by any general advertisement or any general solicitation.  Mobile received from each subscriber a completed and signed subscription agreement containing certain representations and warranties, including, among others, that (a) the subscriber was not a U.S. person, (b) the subscriber subscribed for the shares for their own investment account and not on behalf of a U.S. person, and (c) there was no prearrangement for the sale of the shares with any buyer.  No offer was made or accepted in the United States and the share certificates representing the shares were issued bearing a legend with the applicable trading restrictions.

February 2008 - Mineral Property Purchase Agreement

Also, during the quarter ended January 31, 2008, the directors approved the issuance of 10,000,000 restricted shares of common stock in the capital of Mobile pursuant to the terms and conditions of a mineral property purchase agreement dated January 18, 2008.  These shares were issued on February 5, 2008.  See Exhibit 10.2 – Mineral Property Purchase Agreement for more details.

July 2009 – Return to Treasury

On July 21, 2009, there was a change in control in the voting shares of Mobile. The basis of the change in control was a cancellation of 10 million shares, which were returned to treasury.  As a result of the abandonment of the Martin Lake Claims, Walter Stunder agreed to return 10 million of his shares to Mobile for cancellation, which represented 32.2% of the issued and outstanding shares of common stock in the capital of Mobile.

October 2009 – Asset Purchase Agreement

On November 12, 2009, Mobile issued one million restricted shares of common stock in the capital of Mobile pursuant to the terms and conditions of an asset purchase agreement dated October 27, 2009.  See Exhibit 10.3 – Letter of Intent, Exhibit 10.4 – Asset Purchase Agreement, and Mobile’s Form 8-K (Current Report) filed on October 2, 2009 for more details.

For this share issuance, Mobile relied upon Section 4(2) of the Securities Act of 1933 and Rule 903 of Regulation S promulgated pursuant to that Act by the Securities and Exchange Commission.  The value of the restricted shares was set by Mobile based on the fair market value of the assets acquired.

November 2009 – Conversion of Promissory Notes

On November 23, 2009, Mobile issued an aggregate 1,900,900 restricted shares of common stock in the capital of Mobile pursuant to the terms and conditions of (1) a convertible promissory note dated August 17, 2007 in the principal amount of $4,600 and (2) a convertible promissory note dated December 14, 2007 in the principal amount of $13,888.  The conversion price for both promissory notes was $0.01 per share.

For this share issuance, Mobile relied upon Section 4(2) of the Securities Act of 1933 and Rule 903 of Regulation S promulgated pursuant to that Act by the Securities and Exchange Commission.  The value of the restricted shares was set by Mobile and the lenders as part of the negotiations of the terms and conditions of the convertible promissory notes.

November 2010 – Conversion of Promissory Notes

On November 17, 2010, Mobile issued an aggregate 6,075,628 restricted shares of common stock in the capital of Mobile pursuant to the terms and conditions of the following convertible promissory notes:

1.	a convertible promissory note dated December 16, 2009 in the principal amount of $82,500 at a conversion price of $0.05 per share and the issuance of 1,650,000 restricted shares of common stock;
2.	a convertible promissory note dated December 16, 2009 in the principal amount of $141,500 at a conversion price of $0.05 per share and the issuance of 2,820,000 restricted shares of common stock;
3.	a convertible promissory note dated March 1, 2010 in the principal amount of $20,000 at a conversion price of $0.11 per share and the issuance of 181,818 restricted shares of common stock;
4.	a convertible promissory note dated May 4, 2010 in the principal amount of $10,000 at a conversion price of $0.05 per share and the issuance of 200,000 restricted shares of common stock;
5.	a convertible promissory note dated June 22, 2010 in the principal amount of $10,000 at a conversion price of $0.05 per share and the issuance of 200,000 restricted shares of common stock;
6.	a convertible promissory note dated July 27, 2010 in the principal amount of $12,500 at a conversion price of $0.05 per share and the issuance of 250,000 restricted shares of common stock;
7.	a convertible promissory note dated August 17, 2010 in the principal amount of $10,000 at a conversion price of $0.08 per share and the issuance of 125,000 restricted shares of common stock;
8.	a convertible promissory note dated August 23, 2010 in the principal amount of $10,000 at a conversion price of $0.08 per share and the issuance of 125,000 restricted shares of common stock; and
9.	a convertible promissory note dated September 10, 2010 in the principal amount of $25,000 at a conversion price of $0.07 per share and the issuance of 357,143 restricted shares of common stock;
10.	a convertible promissory note dated October 20, 2010 in the principal amount of $10,000 at a conversion price of $0.06 per share and the issuance of 166,667 restricted shares of common stock.

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For this share issuance, Mobile relied upon Section 4(2) of the Securities Act of 1933 and Rule 903 of Regulation S promulgated pursuant to that Act by the Securities and Exchange Commission.  The value of the restricted shares was set by Mobile and the lenders as part of the negotiations of the terms and conditions of the convertible promissory notes.

There are no outstanding options or warrants to purchase, or securities convertible into, shares of Mobile’s common stock.

Exhibits

Exhibit Number	Description	Status
3.1	Articles of Incorporation of Mobile Data Corp., filed as an Exhibit to Mobile’s Form SB-2 (Registration Statement) on February 16, 2007, and incorporated herein by reference.	Filed
3.2	Bylaws of Mobile Data Corp., filed as an Exhibit to Mobile’s Form SB-2 (Registration Statement) on February 16, 2007, and incorporated herein by reference.	Filed
3.3	Certificate of Amendment dated January 6, 2010, filed as an Exhibit to Mobile’s Form 8K (Current Report) on January 12, 2010, and incorporated herein by reference.	Filed
5.1	Opinion of Richard C. Fox.	Included
10.1
Mineral Property Purchase Agreement dated July 28, 2006 between Ainslie Corrigan and Mobile Data Corp., filed as an Exhibit to Mobile’s Form SB-2 (Registration Statement) on February 16, 2007, and incorporated herein by reference.
Filed
10.2
Mineral Property Purchase Agreement dated January 18, 2008 between Rod Dubnick and Mobile Data Corp., filed as an Exhibit to Mobile’s Form 8-K (Current Report) on January 24, 2008, and incorporated herein by reference.
Filed
10.3
Letter of Intent dated September 29, 2009 between Spidex Technologies and Mobile Data Corp., filed as an Exhibit to Mobile’s Form 8-K (Current Report) on October 2, 2009, and incorporated herein by reference.
Filed
10.4
Asset Purchase Agreement dated October 27, 2009 between Mobile Data Corp. and Spidex Technologies, filed as an Exhibit to Mobile’s Form10-K (Annual Report) on November 2, 2009, and incorporated herein by reference.
Filed
10.5
Promissory Note dated December 16, 2009 given to Blue Cove Holdings Inc. by Endeavor Explorations Inc., filed as an Exhibit to Mobile’s Form 8K (Current Report) on December 22, 2009, and incorporated herein by reference.
Filed
10.6
Promissory Note dated December 16, 2009 given to Tiger Ventures Group, Ltd. by Endeavor Explorations Inc., filed as an Exhibit to Mobile’s Form 8K (Current Report) on December 22, 2009, and incorporated herein by reference.
Filed
14	Code of Ethics, filed as an Exhibit to Mobile’s Form 10-Q (Quarterly Report) on March 17, 2008, and incorporated herein by reference.	Filed
23.1	Consent of Dale Matheson Carr-Hilton LaBonte LLP dated December 3, 2010	Included
23.2	Consent of Richard C. Fox (see Exhibit 5.1 above)	Included

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Undertakings

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

a)	include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

b)
reflect in Mobile’s prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement.  Notwithstanding the foregoing, any increase or decrease if the securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

c)
include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

2.
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

4.
For determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

a.	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

b.	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

c.
the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

d.	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

5.
That each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 340A, will be deemed to be part of and included in this registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of this registration statement or made in a document incorporated or deemed incorporated by reference into this registration statement or prospectus that is a part of this registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in this registration statement or prospectus that was part of this registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under that Securities Act may be permitted to Mobile’s directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by Mobile of expenses incurred or paid by one of its directors, officers or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of Mobile’s directors, officers or controlling persons in connection with the securities being registered, Mobile will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against the public policy as expressed in the Securities Act, and a will be governed by the final adjudication of such issue

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Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto, duly authorized on December 3, 2010.

Mobile Data Corp.

By:
/s/ Steven Cozine

Steven Cozine
Director, President, Chief Executive Officer, and Principal Executive Officer

Pursuant to the requirements of Securities Act of 1933, this registration statement was signed by the following persons in the capacities and the dates stated:

/s/ Steven Cozine

Steven Cozine
Director, President, Chief Executive Officer, and Principal Executive Officer
December 3, 2010

/s/ Belkis Jimenez Rivero

Belkis Jimenez Rivero
Chief Financial Officer, Principal Financial Officer, and Principal Accounting Officer
December 3, 2010

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Exhibit 5.1

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FOX LAW OFFICES, P.A.
4590 NW INDIAN OAK COURT
JENSEN BEACH, FLORIDA, 34957
Telephone:  (772) 692-7780

November 28, 2010

Mobile Data Corp
2033 Gateway Place, 5th Floor
San Jose, California  95110

Re:  Mobile Data Corp.
Status of Shares being Registered on Form S-1

Gentlemen:

We have acted as special securities counsel to Mobile Data Corp. (the “Company”), a Nevada corporation, in connection with the filing of a registration statement on Form S-1 (the “Registration Statement”) covering (1) the sale by the Company of 3,000,000 shares of the Company’s common stock and (2) the resale by selling stockholders of up to 6,075,628 shares of the Company’s common stock, as further described in the Registration Statement.

In connection with this opinion, we have examined the following:

1.         The Company’s Articles of Incorporation;
2.         The Company’s By-Laws;
3.         Resolutions of the Board of Directors of the Company pertaining to the registered shares;
4.         The Registration Statement, including the constituent Prospectus; and
5.         Financial records relating to the original issuance of the shares being registered for resale.

In addition, we have examined such other documents and made such oral inquiries as we have deemed necessary or appropriate for the opinions herein.

We have assumed that the signatures on all documents examined by us are genuine, that all copies or facsimiles or documents submitted to us are true and correct copies of the originals and conform to the originals, and that the book entries in the financial records are accurate, which assumptions have not been independently verified.

We are familiar with the General Corporation Law of the State of Nevada, the applicable provisions of the Nevada Constitution and reported judicial decisions interpreting these laws, and we have made such inquiries with respect thereto as we consider necessary

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Mobile Data Corp.
November 28, 2010

to render this opinion with respect to a Nevada corporation.  This opinion letter is opining upon, and is limited to, the current federal laws of the United States and, as set forth above, Nevada law, including the statutory provisions, all applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws, as such laws presently exist and to the facts as they presently exist.  We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction.  We assume no obligation to revise or supplement this opinion letter should the laws or such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

Based upon the foregoing and such legal authorities as have deemed relevant, and subject to the qualifications and assumptions set forth above, we are of the opinion that:
1.         when issued and sold as provided in the Registration Statement, the 3,000,000 shares of common stock being sold by the Company will be validly authorized and issued, and fully paid and non-assessable; and
2.         the 6,075,628 shares registered for resale by the selling stockholders have been duly and validly authorized and issued, and are fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Yours truly,
FOX LAW OFFICES, P.A.

/s/ Richard C. Fox

By:  Richard C. Fox, Esq.

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Exhibit 23.1

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated October 29, 2010 relating to the financial statements of Mobile Data Corp., and to the reference to our firm under the caption "Experts" in the related Prospectus of Mobile Data Corp., for the registration of up to 3,000,000 shares of its common stock and the resale of 6,075,628 shares of common stock.

“DMCL”

DALE MATHESON CARR-HILTON LABONTE LLP
Chartered Accountants
Vancouver, Canada
December 3, 2010

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Exhibit 23.2

Page - 62

Please see Exhibit 5.1 for the consent for the legal opinion provided by Richard C. Fox, which is contained in the last paragraph of the legal opinion.

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